UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
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Black Hills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACK HILLS CORPORATION

Notice of 2019
Annual Meeting of Shareholders
and Proxy Statement

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BLACK HILLS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN:	WHERE:

Horizon Point
Tuesday, April 30, 2019	Company's Corporate Headquarters
9:30 a.m., local time	7001 Mount Rushmore Road
Rapid City, South Dakota 57702

We are pleased to invite you to attend the annual meeting of shareholders of Black Hills Corporation.

Proposals:

1.	Election of three directors in Class I: Robert P. Otto, Mark A. Schober and Thomas J. Zeller; and one director in Class III: Linden R. Evans.

2.	Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019.

3.	Adoption of an advisory, non-binding resolution to approve our executive compensation.

4.	Any other business that properly comes before the annual meeting.

Record Date:

The Board of Directors set March 1, 2019 as the record date for the meeting. This means that our shareholders as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How to Vote:

Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,
/s/ Brian G. Iverson
BRIAN G. IVERSON
Senior Vice President, General Counsel and Corporate Secretary

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BLACK HILLS CORPORATION

7001 Mount Rushmore Road
Rapid City, South Dakota 57702

PROXY STATEMENT

✓
A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Tuesday, April 30, 2019, and at any adjournment of the annual meeting.

✓
The enclosed form of proxy, when executed and returned, will be voted as set forth in the proxy. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

✓
We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson LLC to assist us in the solicitation of proxies at an anticipated cost of $8,000, plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

✓
This proxy statement and the accompanying form of proxy are to be first mailed on or about March 15, 2019. Our 2018 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

✓
Only our shareholders of record at the close of business on March 1, 2019 are entitled to vote at the meeting. Our outstanding voting stock as of the record date consisted of 60,173,562 shares of our common stock.

✓	Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of directors in the same class.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING PROCESS

Who is soliciting my proxy?

The Board of Directors of Black Hills Corporation is soliciting your proxy.

Where and when is the annual meeting?

The annual meeting is at 9:30 a.m., local time, April 30, 2019 at Horizon Point, the Company's corporate headquarters, 7001 Mount Rushmore Road, Rapid City, South Dakota.

Who can vote?

Holders of our common stock as of the close of business on the record date, March 1, 2019, can vote at our annual meeting. Each share of our common stock has one vote for Proposals 2 and 3. Related to Proposal 1, Election of Directors, cumulative voting is permitted in the election of directors in the same class.

How do I vote?

There are three ways to vote by proxy:

•	by calling the toll free telephone number on the enclosed proxy;

•	by using the Internet by going to the website identified on the enclosed proxy; or

•	by returning the enclosed proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

What constitutes a quorum?

Shareholders representing at least 50 percent of our common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

What am I voting on and what is the required vote for the proposals to be adopted?

The required vote and method of counting votes for the various business matters to be considered at the annual meeting are described in the table below. If you sign and return your proxy card without indicating your vote, your shares will be voted in accordance with the Board recommendations as set forth below.

Item of Business	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-Vote
Proposal 1:	FOR election of each director nominee	The four nominees with the most "FOR" votes are elected.	No effect	No effect

Election of Directors
If a nominee receives more "WITHHOLD AUTHORITY" votes than "FOR" votes, the nominee must submit a resignation for consideration by the Governance Committee and final Board decision.
Proposal 2:	FOR	The majority of votes present in person or represented by proxy and entitled to vote.	No effect	Not applicable; broker may vote shares without instruction

Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3:	FOR	The majority of votes present in person or represented by proxy and entitled to vote.	No effect	No effect
Advisory Vote to Approve Executive Compensation
This advisory vote is not binding on the Board, but the Board will consider the vote results when making future executive compensation decisions.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. Cumulative voting allows you to allocate among the director nominees in the same class, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 “For” votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

How will my shares be voted if they are held in a broker’s name?

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on most other matters when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. This means that brokers may not vote your shares on the election of directors or on the “say on pay” advisory vote if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What should I do now?

You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Who will count the vote?

Representatives of our transfer agent, Equiniti Trust Company (previously Wells Fargo Bank, N.A.), will count the votes and serve as judges of the election.

Who conducts the proxy solicitation and how much will it cost?

We are asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson LLC to help us send out the proxy materials and ask for proxies. Georgeson LLC's fee for these services is anticipated to be $8,000 plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Can I revoke my proxy?

Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Who should I call with questions?

If you have questions about the annual meeting, you should call Brian G. Iverson, Senior Vice President, General Counsel, and Corporate Secretary at (605) 721-1700.

When are the shareholder proposals due for the 2020 annual meeting?

In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at 7001 Mount Rushmore Road, P.O. Box 1400, Rapid City, South Dakota 57709, on or prior to November 16, 2019.

A shareholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice to our Corporate Secretary in accordance with Article I, Section 9 of our Bylaws. In general, our Bylaws provide that the written notice must be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our 2019 annual meeting is scheduled for April 30, 2019. Ninety days prior to the first anniversary of this date will be January 31, 2020, and 120 days prior to the first anniversary of this date will be January 1, 2020.

PROPOSAL 1	ELECTION OF DIRECTORS

Our Board is nominating four individuals for election as directors at this annual meeting. All of the nominees are currently serving as our directors. In accordance with our Bylaws and Article VI of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each, and until their successors are duly elected and qualified. At this annual meeting, three directors will be elected to Class I for a term of three years until our annual meeting in 2022, and one director will be elected to Class III to complete the remainder of the term expiring at our annual meeting in 2021.

Nominees for director at the annual meeting are Linden R. Evans, Robert P. Otto, Mark A. Schober and Thomas J. Zeller. Our Bylaws require a minimum of nine directors. The Board has set the size of the current board at 10 directors. If, at the time of the meeting, any of such nominees are unable to stand for election, the Board of Directors may designate a substitute or reduce the number of directors to nine. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

Pursuant to our Bylaws, directors must resign from the Board at the annual meeting following attaining 72 years of age. Accordingly, we expect Mr. Zeller, who will turn 72 in the next year, to resign effective at our annual meeting in 2020 and therefore serve only one year of his term.

The Board and the Governance Committee believe that the combination of the various qualifications, skills and experiences of the directors contribute to an effective and well-functioning Board, and that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice to the Company’s management. Included in each director’s biography below is an assessment of the specific qualifications, attributes, skills and experience that have led to the conclusion that each individual should serve as a director in light of our current business and structure.

The Board of Directors recommends a vote FOR the election of the following nominees:

Director Nominee	Class	Year Term Expiring
Linden R. Evans	III	2021
Robert P. Otto	I	2022
Mark A. Schober	I	2022
Thomas J. Zeller	I	2022

DIRECTOR BIOGRAPHIES

Average Tenure	Average Age	Diversity
8 Years	63	20% Women 10% Ethnic

David R. Emery
Executive Chairman of the Company's Board of Directors since January 1, 2019. Chairman and Chief Executive Officer from 2016 through 2018. Chairman, President and Chief Executive Officer from 2005 through 2015.

Director since 2004	Specific Qualifications, Attributes, Skills and Experience:
Director Class II Term Expiring 2020 Age 56 Board Committees None Other Public Company Boards None Ethnic Diversity Enrolled member of Cheyenne River Sioux Tribe
High Level of Financial Expertise
Oversaw financial matters in his role as Chairman of the Board and Chief Executive Officer of the Company. Led the Company through several successful acquisitions and divestitures. Served as Interim Chief Financial Officer in 2008.

Relevant Senior Leadership Experience
Currently Executive Chairman of the Company's Board of Directors. Previously served in various leadership roles with the Company, including Chairman and Chief Executive Officer, Chairman, President and Chief Executive Officer, President and Chief Operating Officer - Retail Business Segment and Vice President - Fuel Resources. Serves on the Board of Directors and Audit Committee of the Federal Reserve Bank of Minneapolis.

Extensive Knowledge of the Company’s Business and/or Industry
29 years of experience with the Company, including 15 years on the Board. Prior to joining the Company, he served as a petroleum engineer for a large independent oil and gas company. Serves on many industry association boards and advisory committees.

Linden R. Evans
President and Chief Executive Officer of the Company since January 1, 2019, President and Chief Operating Officer from 2016 through 2018, and President and Chief Operating Officer - Utilities from 2004 through 2015.

Director since November 2018	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class III Term Expiring 2021 Age 56 Board Committees None Other Public Company Boards None	Broad Range of Experience Broad range of experience in his career in areas of utility management, strategic planning and execution, telecommunications, corporate legal and environmental matters.
Relevant Senior Leadership Experience Currently President and Chief Executive Officer of the Company. Previously served in various leadership roles with the Company.
Extensive Knowledge of the Company's Business and/or Industry
17 years of experience with the Company. Prior to joining the Company, he was a mining engineer and an attorney specializing in environmental and corporate legal matters. Member of many industry associations.

Michael H. Madison	Retired. Former President and Chief Executive Officer and Director of Cleco Corporation, a public utility holding company, from 2005 to 2011.
Director since 2012	Specific Qualifications, Attributes, Skills and Experience:
Director Class III Term Expiring 2021 Age 70 Board Committees Compensation (Chair) Governance Other Public Company Boards None	High Level of Financial Expertise Oversaw financial matters in his role as Chief Executive Officer and Director of a public company. Previously served on our Audit Committee.
Relevant Senior Leadership Experience
Served as Chief Executive Officer and Director of Cleco Corporation from 2005 to 2011, and President and Chief Operating Officer of Cleco Power, LLC from 2003 to 2005. He was State President, Louisiana-Arkansas with American Electric Power from 2000 to 2003.

Extensive Knowledge of the Company’s Business and/or Industry
More than 40 years of utility industry experience in various positions of increasing responsibility, including president, director, vice president of operations, engineering and production and vice president of corporate services. Served on many industry association boards and advisory committees.

Steven R. Mills
Financial Consultant and Advisor to clients in the private equity, agribusiness, renewable products and financial services fields, since 2013. Served as Chief Financial Officer of Amyris, Inc., an integrated renewable products company, from 2012 to 2013. Also served as Senior Executive Vice President Performance and Growth of Archer Daniels Midland Company, a processor, transporter, buyer and marketer of agricultural products, from 2010 to 2012.

Director since 2011	Specific Qualifications, Attributes, Skills and Experience:
Director Class III Term Expiring 2021 Age 63 Board Committees Audit (Chair) Other Public Company Boards Amyris, Inc. (since 2018)
High Level of Financial Expertise
Oversaw financial matters in his role as Chief Financial Officer at public companies. More than 35 years of experience in the fields of accounting, corporate finance, strategic planning, and mergers and acquisitions. Served on our Audit Committee for 8 years, including the past 4 years as Audit Chair.

Relevant Senior Leadership Experience
Served in several leadership positions with public companies including, Chief Financial Officer, Senior Executive Vice President Performance and Growth and Senior Vice President Strategic Planning. He has also served as a director and board committee chair of several public and privately-owned companies, providing governance and oversight experience.

Risk Oversight/Management Expertise
Significant risk oversight/management experience throughout his career in various executive leadership, finance and business consulting positions, including Chief Financial Officer at public companies.

Robert P. Otto
Owner of Bob Otto Consulting LLC, providing strategic planning and services in cyber security, intelligence, and reconnaissance since 2017. He retired from the U.S. Air Force in 2016 as a lieutenant general. He served as a general officer since 2008, culminating as the Air Force Deputy Chief of Staff for Intelligence, Surveillance and Reconnaissance.

Director since 2017	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class I Term Expiring 2022 Age 59 Board Committees Audit Other Public Company Boards None	Financially Literate Vast experience in areas spanning cyber security, strategic planning, and financial management from his military career. Serves on our Audit Committee.
Relevant Senior Leadership Experience
Commanded some of the Air Force's largest organizations with thousands of employees and billion-dollar budgets. Intelligence and cyber security expert with a proven record of success executing cost-effective, cutting-edge initiatives. Extensive background in operations, financial management, policy development, restructuring, and systems implementation.

Risk Oversight/Management Expertise
Significant risk oversight/management experience throughout his military career. As the Air Force's senior-most intelligence officer, he was directly responsible for policy planning, evaluation, oversight and leadership of Air Force intelligence, surveillance and reconnaissance capabilities.

Rebecca B. Roberts
Retired. Former President of Chevron Pipe Line Company, a pipeline company transporting crude oil, refined petroleum products, liquefied petroleum gas, natural gas and chemicals within the United States, from 2006 to 2011. President of Chevron Global Power Generation from 2003 to 2006.

Director since 2011	Specific Qualifications, Attributes, Skills and Experience:
Director Class II Term Expiring 2020 Age 66 Board Committees Compensation Governance (Chair) Other Public Company Boards AbbVie, Inc. (since 2018) MSA Safety, Inc. (since 2013) Gender Diversity	Financially Literate Operational and financial experience as a president of large public company subsidiaries and serving on public company boards.
Relevant Senior Leadership Experience
Served as President of Chevron Pipe Line Company from 2006 to 2011, and President of Chevron Global Power Generation from 2003 to 2006. She has also served on several public company and non-profit boards in addition to the ones identified at the left, including the board of Enbridge, Inc., from 2015 through May 2018.

Extensive Knowledge of the Company’s Business and/or Industry
Over 35 years of experience in the energy industry, including managing pipelines in North America and global pipeline projects, and managing a portfolio of power plants in the United States, Asia and the Middle East. She also worked as a vice president, chemist, scientist and trader in the oil and gas sectors.

Mark A. Schober	Retired. Former Senior Vice President and Chief Financial Officer of ALLETE, Inc., a public energy company, from 2006 to 2014.
Director since 2015	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class I Term Expiring 2022 Age 63 Board Committees Audit Other Public Company Boards None
High Level of Financial Expertise
Oversaw financial matters in his role as Chief Financial Officer of a public utility company. More than 35 years of experience in the fields of finance and accounting. Serves on our Audit Committee.

Relevant Senior Leadership Experience Served as Chief Financial Officer of ALLETE, Inc., a public utility company, from 2006 to 2014.
Extensive Knowledge of the Company’s Business and/or Industry
More than 35 years of experience in the utility and energy industry, including an understanding of the regulated business model and unique challenges of the geographic and regulatory environment in which we operate.

Teresa A. Taylor	Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm, since 2011. Former Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from 2009 to 2011.
Director since 2016	Specific Qualifications, Attributes, Skills and Experience:
Director Class II Term Expiring 2020 Age 55 Board Committees Compensation Other Public Company Boards T-Mobile USA, Inc. (since 2013) First Interstate BancSystem, Inc. (since 2012) Gender Diversity
Broad Range of Experience
Gained a broad range of experience in her career in areas of strategic planning and execution, technology development, human resources, labor relations and corporate communications.

Relevant Senior Leadership Experience
Served as Chief Operating Officer of Qwest Communications, Inc. where she led the daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. She has also served on several public company and non-profit boards in addition to the ones identified at the left.

Extensive Knowledge of the Company’s Business and/or Industry
Over 30 years of experience in technology, media and the telecom sector. Served on the Board of NiSource, a public utility company, from 2012 to 2015 and Columbia Pipeline Group, Inc. from 2015 to July 2016.

John B. Vering	Managing Director of Lone Mountain Investments, Inc., oil and gas investments, since 2002. Partner in Vering Feed Yards LLC, a privately owned agricultural company, since 2010.
Director since 2005	Specific Qualifications, Attributes, Skills and Experience:
Director Class II Term Expiring 2020 Age 69 Board Committees Lead Director Audit Governance Other Public Company Boards None	High Level of Financial Expertise Has gained a high level of financial expertise as Managing Director of an entity making oil and gas investments. Has served on our Audit Committee for 9 years.
Relevant Senior Leadership Experience
Serves as our Lead Director. Had a 23-year career with Union Pacific Resources Company in several positions of increasing responsibilities, including Vice President of Canadian Operations.

Extensive Knowledge of the Company’s Business and/or Industry
Over 30 years of experience in the oil and gas industry, including direct operating experience in oil and gas transportation, marketing, exploration and production, and an understanding of the trans-national oil and gas business. He has served on our Board for 14 years and as our Lead Director since March 2016.

Thomas J. Zeller
Retired. Former Chief Executive Officer of RESPEC, a technical consulting and services firm with expertise in engineering, information technologies, and water and natural resources specializing in emerging environmental protection protocols, in 2011 and served as President from 1995 to 2011.

Director since 1997	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class I Term Expiring 2022 Age 71 Board Committees Compensation Governance Other Public Company Boards None
High Level of Financial Expertise
Oversaw financial matters in his roles as Chief Executive Officer, President and Vice President of Finance for a large technical consulting and services firm. He served on our Audit Committee for 11 years, including serving as the Audit Committee Chair for 4 years.

Relevant Senior Leadership Experience
Previously served as our Lead Director from 2010 to February 2016. Executive leader at a global technical consulting firm. He has served on several non-profit boards.

Extensive Knowledge of the Company’s Business and/or Industry
Experience gained at RESPEC relates to many of our Company’s activities concerning technology, engineering and environmental. With his long tenure on our Board, he has developed an extensive knowledge of the utility industry.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines titled “Corporate Governance Guidelines of the Board of Directors,” which guide the operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board’s responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board. These guidelines can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance).

Board Independence

In accordance with NYSE rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance). Based on these standards, the Governance Committee determined that each of the following non-employee directors is independent and has no relationship with us, except as a director and shareholder:

Michael H. Madison	80% INDEPENDENT	Mark A. Schober
Steven R. Mills		Teresa A. Taylor
Robert P. Otto		John B. Vering
Rebecca B. Roberts		Thomas J. Zeller

In addition, based on such standards, the Governance Committee determined that Messers. Emery and Evans are not independent because they are Officers of the Company.

Board Leadership Structure

As part of a planned leadership transition, Mr. Emery, after 14 years as Chairman and CEO, was appointed Executive Chairman of the Board of Directors. Mr. Evans, who has been President and Chief Operating Officer since 2016, was named President and CEO effective January 1, 2019. To ensure a seamless transition of our CEO role, Mr. Emery collaborates closely with our new CEO on corporate strategy and other items.

Our Board has and continues to value a high degree of Board independence. As a result, our corporate governance structure and practices promote a strong, independent Board and include several independent oversight mechanisms. Only independent directors serve on our Audit, Compensation and Governance Committees. Our Board believes these practices ensure that experienced and independent directors will continue to effectively oversee management and critical issues related to financial and operating plans, long-range strategic issues, enterprise risk and corporate integrity. All of our Board committees may seek legal, financial or other expert advice from a source independent of management.

As provided in our Corporate Governance Guidelines of the Board of Directors, because our Executive Chairman is not independent, our Board annually appoints an independent Lead Director. John B. Vering is our current Lead Director and has served in this role since March 2016. As provided in the Corporate Governance Guidelines, the primary responsibilities of the Lead Director are to chair executive sessions of the independent directors, and in conjunction with the Executive Chairman, communicate the Board’s annual evaluation of the CEO. The Lead Director, together with the independent directors, establishes the agenda for executive sessions, which are held at each regular Board meeting. The Lead Director serves as a liaison between the independent members of the Board, the Executive Chairman, and the CEO, as appropriate, and discusses, to the extent appropriate, matters raised by the independent directors in executive session. The Lead Director also consults with the Executive Chairman, and the CEO, as appropriate, regarding meeting agendas and presides over regular meetings of the Board in the absence of the Executive Chairman. This leadership structure provides consistent and effective oversight of our management and our Company.

Risk Oversight

Our Board oversees an enterprise approach to risk management that supports our operational and strategic objectives. The Corporate Governance Guidelines of the Board of Directors provide that the Board will review major risks facing our Company and the options for risk mitigation presented by management. Our Board delegates oversight of certain risk considerations to its committees within each of their respective areas of responsibility; however, the full Board monitors risk relating to strategic planning and execution, as well as executive succession. Financial risk oversight falls within the purview of our Audit Committee. Our Compensation Committee oversees compensation and benefit plan risks. Each committee reports to the full Board.

Our Board reviews any material changes in our key enterprise risk management ("ERM") issues, including cyber security, with management at each quarterly Board meeting. In addition, the Board reviews a deep dive enterprise risk topic with our Chief Risk Officer at most quarterly meetings. In so doing, our Board seeks to ensure appropriate risk mitigation strategies are implemented by management on an ongoing basis. Operational and strategic plan presentations by management to our Board include consideration of the challenges and risks to our business. Our Board and management actively engage in discussions of these topics and utilize outside consultants as needed. Our Board oversees the assessment of our strategic plan risks as part of our strategic planning process. In addition, our Board periodically receives safety performance, operations, environmental, legal and compliance reports.

Our Audit Committee oversees management’s strategy and performance relative to our significant financial risks. In consultation with management, the independent auditors and the internal auditors, the Audit Committee discusses our risk assessment, risk management and credit policies and reviews significant financial risk exposures, along with steps management has taken to monitor, mitigate and report such exposures. At least twice a year, our Chief Risk Officer provides a Risk Report and the Treasurer provides a Credit Report to the Audit Committee. We adopted a Credit Policy that establishes guidelines, controls and limits to manage and mitigate credit risk within established risk tolerances.

Our Compensation Committee adopted an executive compensation philosophy that provides the foundation for our executive compensation program. The executive compensation philosophy states that the executive pay program should be market-based and maintain an appropriate and competitive balance between fixed and variable pay elements, short-term and long-term compensation and cash and stock-based compensation. The Compensation Committee establishes company-specific performance goals with potential incentive payouts for our executive officers to motivate and reward performance, consistent with our long-term success. The target compensation for our senior officers is weighted in favor of long-term incentives, aligning performance incentives with long-term results for our shareholders. Our Compensation Committee also sets minimum performance thresholds and maximum payouts in the incentive programs and maintains the discretion to reduce awards if excessive risk is taken. Stock ownership guidelines established for all of our officers require our executives to hold 100 percent of all shares awarded to them (net of share withholding for taxes and, in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until the established stock ownership guidelines are achieved. Our Compensation Committee also includes “clawback” provisions in our incentive plans, which may require an executive to return incentives received, if the Compensation Committee determines, in its discretion, that the executive engaged in specified misconduct or wrongdoing or in the event of certain financial restatements.

In addition, management periodically conducts and our Compensation Committee reviews a risk assessment of the Company’s compensation policies and practices for all employees. This was last done in December 2017 and there have been no material changes in our policies and practices since that time. Key members of human resources, legal, risk, finance, audit and operations departments were included in the review to ensure accuracy and completeness of the scope and findings. The assessment demonstrated that our compensation programs are designed to minimize financial and reputational risks and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our management is responsible for day-to-day risk management and operates under an ERM program that addresses strategic, operational, financial and compliance risks. The ERM program includes practices to identify risks, assesses the impact and probability of occurrence, and develops action plans to prevent the occurrence or mitigate the impact of the risk. The ERM program includes regular reporting to our senior management team and includes monitoring and testing by the Chief Risk Officer and Risk Management, Compliance and Internal Audit groups. The Chief Risk Officer reviews the overall ERM program with the Board of Directors on a regular basis.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.

Director Nominees

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Governance Committee considers these and other factors as it deems appropriate, given the needs of the Board. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business currently and in the future. The Governance Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, the use of third-party executive search firms, members of management and shareholders. Any shareholder may make recommendations for consideration by the Governance Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources.

Shareholders who intend to nominate persons for election to the Board of Directors must provide timely written notice of the nomination in accordance with Article I, Section 9 of our Bylaws. Generally, our Corporate Secretary must receive the written notice at our executive offices at 7001 Mount Rushmore Road, P.O. Box 1400, Rapid City, South Dakota 57709, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For the 2020 shareholder meeting, those dates are January 31, 2020 and January 1, 2020. The notice must set forth at a minimum the information set forth in Article I, Section 9 of our Bylaws, including the shareholder’s identity and status, contingent ownership interests, description of any agreement made with others acting in concert with respect to the nomination, specific information about the nominee and certain representations by the nominee to us.

Communications with the Board

Shareholders and others interested in communicating directly with the Lead Director, with the independent directors as a group, or the Board of Directors may do so in writing to the Lead Director, Black Hills Corporation, 7001 Mount Rushmore Road, P.O. Box 1400, Rapid City, South Dakota 57709.

Corporate Governance Documents

The charters of the Audit, Compensation and Governance Committees, as well as the Corporate Governance Guidelines of the Board of Directors, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance). We intend to disclose any amendments to, or waivers of, the Code of Ethics on our website. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

The Corporate Governance Guidelines include a plurality plus voting policy. Pursuant to the policy, any nominee for election as a director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation as a director to the Chairman of the Board following certification of the election results. Broker non-votes will not be deemed to be votes “For” or “Withheld” from a director’s election for purposes of the policy. The Governance Committee (without the participation of the affected director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take the appropriate action on each tendered resignation, taking into account the Governance Committee’s recommendation. The Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate, including the reasons why the Governance Committee believes shareholders “Withheld” votes for election from such director and any other circumstances surrounding the “Withheld” votes, any alternatives for curing the underlying cause of the “Withheld” votes, the qualifications of the tendering director, his or her past and expected future contributions to us and the Board, and the overall composition of the Board, including whether accepting the resignation would cause us to fail to meet any applicable SEC or NYSE requirements. The Board will publicly disclose by filing with the SEC on Form 8-K its decision and, if applicable, its rationale within 90 days after receipt of the tendered resignation.

Certain Relationships and Related Party Transactions

We recognize related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our shareholders. Accordingly, as a general matter, it is our preference to avoid related party transactions. Nevertheless, we recognize that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of us and our shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, our Board of Directors has adopted a policy for the review of related party transactions. This policy requires directors and officers to promptly report to our General Counsel all proposed or existing transactions in which the Company and they, or persons related to them, are parties or participants. Our General Counsel presents to our Governance Committee those transactions that may require disclosure pursuant to Item 404 of Regulation S-K (typically, those transactions that exceed $120,000). Our Governance Committee reviews the material facts presented and either approves or disapproves entry into the transaction. In reviewing the transaction, the Governance Committee considers the following factors, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (ii) the extent of the related party’s interest in the transaction; and (iii) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2018, all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis, except for a Form 4 for Jennifer C. Landis, Senior Vice President - Chief Human Resources Officer, reporting the acquisition of 127 shares through the vesting of a restricted stock grant in the month of February 2017.

MEETINGS AND COMMITTEES OF THE BOARD

THE BOARD OF DIRECTORS

Our directors review and approve our strategic plan and oversee our management. Our Board of Directors held four in-person meetings and three telephonic meetings during 2018. Each regularly scheduled meeting of the Board includes an executive session of only independent directors. We encourage our directors to attend the annual shareholders’ meeting. During 2018, each current director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served and all directors then serving attended the 2018 annual meeting of shareholders.

COMMITTEES OF THE BOARD

Our Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with the NYSE listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of independent directors. Each committee operates under a charter, which is available on our website at www.blackhillscorp.com/investor-relations/corporate-governance and is also available in print to any shareholder who requests it. In addition, our Board creates special committees from time to time for specific purposes. Members of the committees are designated by our Board upon recommendation of the Governance Committee.

AUDIT COMMITTEE
Committee Chair:
Steven R. Mills	Total Meetings Held
Additional Committee Members:	In-Person	Telephonic
Robert P. Otto, Mark A. Schober, John B. Vering	4	4

Primary Responsibilities

©	assist the Board in fulfilling its oversight responsibility to our shareholders relating to the quality and integrity of our accounting, auditing and financial reporting practices;

©	oversee the integrity of our financial statements, financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

©	review areas of potential significant financial risk to us;

©	review consolidated financial statements and disclosures;

©	appoint an independent registered public accounting firm for ratification by our shareholders;

©	monitor the independence and performance of our independent registered public accountants and internal auditing department;

©	pre-approve all audit and non-audit services provided by our independent registered public accountants;

©	review the scope and results of the annual audit, including reports and recommendations of our independent registered public accountants;

©
review the internal audit plan, results of internal audit work and our process for monitoring compliance with our Code of Business Conduct and other policies and practices established to ensure compliance with legal and regulatory requirements; and

©	periodically meet, in private sessions, with our internal audit group, Chief Financial Officer, Chief Compliance Officer, other management, and our independent registered public accounting firm.

In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. In addition, the Board determined that Messrs. Mills, Schober and Vering have the requisite attributes of an “audit committee financial expert” as provided in regulations promulgated by the SEC, and that such attributes were acquired through relevant education and/or experience.

COMPENSATION COMMITTEE
Committee Chair:
Michael H. Madison	Total Meetings Held
Additional Committee Members:	In-Person	Telephonic
Rebecca B. Roberts, Teresa A. Taylor, Thomas J. Zeller	2	2

Primary Responsibilities

©	discharge the Board of Directors’ responsibilities related to executive and director compensation philosophy, policies and programs;

©	perform functions required of directors in the administration of all federal and state laws and regulations pertaining to executive employment and compensation;

©	consider and recommend for approval by the Board all executive compensation programs including executive benefit programs and stock ownership plans; and

©	promote an executive compensation program that supports the overall objective of enhancing shareholder value.

The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms and may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate. In addition, pursuant to SEC rules and NYSE listing standards regarding the independence of compensation committee advisors, the Committee has the responsibility to consider the independence of any compensation advisor before engaging the advisor.

The Committee engaged Willis Towers Watson, an independent consulting firm, to conduct an annual review of our 2018 total compensation program for executive officers and directors. The Committee reviewed the independence of Willis Towers Watson and the individual representative of Willis Towers Watson who serves as a consultant to the Committee, in accordance with the SEC and NYSE requirements and the specific factors that the requirements cite. The Compensation Committee concluded that Willis Towers Watson is independent and Willis Towers Watson's performance of services raises no conflict of interest. The Committee's conclusion was based in part on a report that Willis Towers Watson provided to the Committee intended to reveal any potential conflicts of interest and a schedule provided by management of the type and amount of non-executive compensation services provided by Willis Towers Watson to the Company. During 2018, the cost of these non-executive compensation services was less than $25,000.

The Committee annually evaluates the CEO’s performance against Board-established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

The CEO annually reviews the performance of each of our executive officers and presents a summary of his evaluations to the Committee. Based upon these performance reviews, market analysis conducted by the compensation consultant and discussions with our Sr. Vice President, Chief Human Resources Officer, the CEO recommends the compensation of the executive officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our CEO and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis.

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors, which makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the review of director compensation in 2018, the Compensation Committee retained Willis Towers Watson to provide market information on non-employee director compensation, including compensation structure, annual board and committee retainers, committee chair fees, and stock-based compensation.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

GOVERNANCE COMMITTEE
Committee Chair:
Rebecca B. Roberts	Total Meetings Held
Additional Committee Members:	In-Person	Telephonic
Michael H. Madison, John B. Vering, Thomas J. Zeller	3	1

Primary Responsibilities

©	assess the size of the Board and membership needs and qualifications for Board membership;

©	identify and recommend prospective directors to the Board to fill vacancies;

©	review and evaluate director nominations submitted by shareholders, including reviewing the qualifications and independence of shareholder nominees;

©	consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

©
consider the resignation of an incumbent director who makes a principal occupation change (including retirement) or who receives a greater number of votes "Withheld" than votes "For" in an uncontested election of directors and recommend to the Board whether to accept or reject the resignation;

©	establish and review guidelines for corporate governance;

©	recommend to the Board for approval committee membership and chairs of the committees;

©	recommend to the Board for approval an independent director to serve as a Lead Director;

©	review the independence of each director and director nominee;

©	administer an annual evaluation of the performance of the Board and each Committee and a biannual evaluation of each individual director; and

©	ensure that the Board oversees the evaluation and succession planning of management.

DIRECTOR COMPENSATION

DIRECTOR FEES

Compensation to our non-employee directors consists of cash retainers for Board members, Committee members, the Lead Director and Committee Chairs. In addition, the Board members receive common stock equivalents that are deferred until after they leave the Board. Dividend equivalents accrue on the common stock equivalents. We do not pay meeting fees.

In 2018, Willis Towers Watson completed a market compensation review of our peer companies' director fees. Based on this review, the cash retainer, the equity component of the directors' fees, and the Audit Committee Chair retainer fee were increased effective January 1, 2019 to more closely align with the median director compensation for our peer utility companies. The fee structure for director fees in 2018 and the new fees effective January 1, 2019 are as follows:

	2018 Fees		Fees Effective January 1, 2019
	Cash	Common Stock Equivalents	Cash	Common Stock Equivalents
Board Retainer	$70,000	$92,500	$80,000	$105,000
Lead Director Retainer	$25,000		$25,000
Committee Chair Retainer
Audit Committee	$12,500		$15,000
Compensation Committee	$10,000		$10,000
Governance Committee	$7,500		$7,500
Committee Member Retainer
Audit Committee	$10,000		$10,000
Compensation Committee	$7,500		$7,500
Governance Committee	$7,500		$7,500

DIRECTOR COMPENSATION FOR 2018 AND COMMON STOCK EQUILAVENTS OUTSTANDING AS OF DECEMBER 31, 2018(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total	Number of Common Stock Equivalents Outstanding at December 31, 2018(4)

Michael H. Madison	$95,000	$92,500	$187,500	11,012
Linda K. Massman(5)	$38,750	$46,250	$85,000	5,615
Steven R. Mills	$92,500	$92,500	$185,000	12,361
Robert P. Otto	$80,000	$92,500	$172,500	2,948
Rebecca B. Roberts	$92,500	$92,500	$185,000	13,381
Mark A. Schober	$80,000	$92,500	$172,500	5,053
Teresa A. Taylor	$77,500	$92,500	$170,000	3,421
John B. Vering	$112,500	$92,500	$205,000	25,891
Thomas J. Zeller	$85,000	$92,500	$177,500	31,052
_____________________

(1)
Our directors did not receive any stock option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2018 and did not have any stock options outstanding at December 31, 2018.

(2)
Mr. Emery, our Executive Chairman and Mr. Evans, our President and CEO, are not included in this table because they are our employees and thus receive no compensation for their services as directors. Mr. Emery’s and Mr. Evan's compensation received as employees is shown in the Summary Compensation Table for our Named Executive Officers.

(3)
Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $23,125 per quarter, equivalent to $92,500 per year. The grant date fair value of a common stock equivalent is the closing price of a share of our common stock on the grant date.

(4)
The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

(5)	Ms. Massman resigned as a member of the Board of Directors effective July 1, 2018; consequently her fees earned and stock award fair values reflect a partial year of service.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Each member of our Board of Directors is required to apply at least 50 percent of his or her annual cash retainer toward the purchase of shares of common stock until the director has accumulated shares of common stock or common stock equivalents equal to five times the annual cash Board retainer. Currently, all of our directors have met the stock ownership guideline except for Ms. Taylor and Mr. Otto, who have been on the Board for less than 3.5 years.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following tables set forth the beneficial ownership of our common stock as of February 25, 2019 for each director, each executive officer named in the Summary Compensation Table, all of our directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has or shares the power to vote or transfer. There were no stock options outstanding for any of our directors or executive officers as of February 25, 2019.

Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Directors Common Stock Equivalents(3)	Total	Percentage
Outside Directors
Michael H. Madison	15,220	11,012	26,232	*
Steven R. Mills	13,127	12,361	39,359	*
Robert P. Otto	1,452	2,948	4,400	*
Rebecca B. Roberts	4,648	13,381	18,029	*
Mark A. Schober	2,488	5,053	7,541	*
Teresa A. Taylor	1,618	3,421	5,039	*
John B. Vering	10,995	25,891	36,886	*
Thomas J. Zeller	10,398	31,052	41,450	*

Named Executive Officers
Scott A. Buchholz	38,668		38,668	*
David R. Emery	205,567		205,567	*
Linden R. Evans	111,635		111,635	*
Brian G. Iverson	32,577		32,577	*
Richard W. Kinzley	47,354		47,354	*

All directors and executive officers as a group (14 persons)	506,508	105,119	611,627	1.0%
____________________________________

*	Represents less than one percent of the common stock outstanding.

(1)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security.

(2)
Includes restricted stock held by the following executive officers for which they have voting power but not investment power: Mr. Buchholz 3,857 shares; Mr. Emery 17,228 shares; Mr. Evans 18,176 shares; Mr. Iverson 6,107 shares; Mr. Kinzley 7,912 shares; and all directors and executive officers as a group 55,942 shares.

(3)	Represents common stock allocated to the directors’ accounts in the directors’ stock-based compensation plan, of which there are no voting rights.

PRINCIPAL SHAREHOLDERS

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Common Stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage

BlackRock, Inc.(1)
55 East 52nd Street	7,869,750	13.1%
New York, NY 10055

State Street Corporation(2)
State Street Financial Center
One Lincoln Street	5,282,711	8.8%
Boston, MA 02111

The Vanguard Group Inc.(3)
100 Vanguard Blvd.	5,764,207	9.6%
Malvern, PA 19355
____________________________________

(1)	Information is as of December 31, 2018, and is based on a Schedule 13G/A filed on January 24, 2019.

(2)	Information is as of December 31, 2018, and is based on a Schedule 13G filed on February 13, 2019.

(3)	Information is as of December 31, 2018, and is based on a Schedule 13G/A filed on February 11, 2019.

PROPOSAL 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2018. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Our Audit Committee has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for 2019 and to render their reports. The Board of Directors recommends ratification of the Audit Committee’s appointment of Deloitte & Touche LLP. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions will have no effect on such vote. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following chart sets forth the aggregate fees for services provided to us for the years ended December 31, 2018 and 2017 by our independent registered public accounting firm, Deloitte & Touche LLP:

Audit Fees
Fees for professional services rendered for the audits of our financial statements, review of the interim financial statements included in quarterly reports, opinions on the effectiveness of our internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees
Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and certain regulatory audits.

Tax Compliance Fees
Fees for services related to federal and state tax compliance planning and advice and review of tax returns.

Tax Planning and Advisory Fees
Fees for planning and advisory services primarily related to partnership restructuring and jurisdictional simplification and consolidation related to prior acquisitions.

Other Fees
Fees for advising the Company as it defines the Governance, Risk and Compliance ("GRC") requirements for a GRC software tool.

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee’s pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements regarding financial reporting, the independent auditors' qualifications and independence, and the performance of the Company's internal and independent auditors.

Management has the primary responsibility for the completeness and accuracy of the Company's financial statements and disclosures, the financial reporting process, and the effectiveness of the Company's internal control over financial reporting.

Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2018, the Audit Committee, among other things:

•	Reviewed and discussed the audited financial information contained in the Annual Report on Form 10-K with management and our independent auditors prior to public release.

•
Reviewed and discussed with our independent auditors their judgments as to the quality, not just the acceptability, of our critical accounting principles and estimates and all other communications required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by applicable Public Company Accounting Oversight Board Standards.

•
Reviewed and discussed with management, our internal auditors and our independent auditors management's report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2018.

•	Reviewed with our independent auditors their report on the Company's internal control over financial reporting at December 31, 2018, including the basis for their conclusions.

•
Reviewed and pre-approved all audit and non-audit services and fees provided to the Company by our independent auditors and considered whether the provision of such non-audit services by our independent auditors is compatible with maintaining their independence.

•	Discussed with our internal and independent auditors their audit plans, audit scope and identification of audit risks and reviewed the results of internal audit examinations.

•
Reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with management and our independent auditors prior to public release.

•	Received and reviewed periodic corporate compliance and financial risk reports, including credit and hedging activity.

•	Held private sessions with our independent auditors, Chief Auditor, Chief Financial Officer and Controller, and Chief Compliance Officer.

•
Received the written disclosures and the letter from our independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Committee concerning independence and discussed the independence of Deloitte & Touche LLP with them.

•	Concluded Deloitte & Touche LLP is independent based upon the above considerations.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC. The Audit Committee also recommended and the Board reappointed Deloitte & Touche LLP as our independent registered public accounting firm for 2019. Shareholders are being asked to ratify that selection at the 2019 Annual Meeting.

THE AUDIT COMMITTEE

Steven R. Mills, Chair
Robert P. Otto
Mark A. Schober
John B. Vering

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis describes our overall executive compensation policies and practices and specifically explains the compensation-related actions taken with respect to 2018 compensation for our executive officers included in the Summary Compensation Table (our “Named Executive Officers”). Our Named Executive Officers, based on 2018 positions and compensation levels, are:

Name Executive Officers	Title	Reference

David R. Emery	Chairman and Chief Executive Officer	Emery, CEO
Richard W. Kinzley	Sr. Vice President and Chief Financial Officer	Kinzley, CFO
Linden R. Evans	President and Chief Operating Officer	Evans, COO
Brian G. Iverson	Sr. Vice President and General Counsel	Iverson, GC
Scott A. Buchholz	Sr. Vice President and Chief Information Officer	Buchholz, CIO

The Compensation Committee of the Board of Directors (the “Committee,” for purposes of this Compensation Discussion and Analysis) is composed entirely of independent directors and is responsible for approving and overseeing our executive compensation philosophy, policies and programs.

OVERALL GOAL

Encourage operational excellence
Attract, motivate and retain highly talented professionals	ð	Provide reliable products and services	ð	Drive long-term success
Invest wisely for present and future shareholder returns

EXECUTIVE COMPENSATION PROGRAM DESIGN OBJECTIVES

Attract, retain, motivate and encourage the development of highly qualified executives

Provide competitive compensation

Promote the relationship between pay and performance

Promote corporate performance that is linked to our shareholders' interests

Recognize and reward individual performance

2018 ACCOMPLISHMENTS

Black Hills Corporation had a strong year in 2018. Substantial progress was made on our strategic initiatives and we continued to lay a solid foundation for strong future earnings growth. Significant accomplishments for the year included:

•
GAAP Income from continuing operations was $4.78 per diluted share in 2018 compared to $3.52 per diluted share in 2017, and earnings per share from continuing operations, as adjusted(1) was $3.54 per diluted share in 2018 compared to $3.36 per diluted share in 2017, an increase of 5.4 percent(1);

•	Increased the annual dividend for the 48th consecutive year, one of the longest records in the utility sector;
•	Issued 6.37 million shares of new common stock related to the conversion of 5.98 million equity units that were issued in 2015 to partially fund our acquisition of SourceGas;
•	Completed the exit of our Oil and Gas business;
•	Invested in our utility infrastructure and systems:
	*	Deployed $510 million in capital projects;
	*	Commenced construction of the 60 MW Busch Ranch II wind project;
	*	Completed the construction of the first 81 miles of a 175-mile 230 kV transmission line from Rapid City, South Dakota to Segall, Nebraska;
•	Executed a number of regulatory accomplishments;
	*	Successfully completed rate review requests for Arkansas Gas, Northwest Wyoming Gas, and Rocky Mountain Natural Gas;
	*	Received approval to legally consolidate Colorado Gas and Colorado Gas Distribution;
	*	Received approval to extend the recovery period for Nebraska Gas Distribution's system safety and integrity rider;
	*	Received approval for Kansas Gas to double eligible system integrity and safety investments up to $8 million per year;
	*	Received approval from the Wyoming Public Service Commission to construct a $53 million 35-mile natural gas pipeline from Douglas, Wyoming to existing facilities near Casper, Wyoming;
	*	Filed Wyoming Electric's 2018 integrated resource plan;
	*	Filed for approval of new Renewable Ready Service Tariffs in South Dakota and Wyoming;
	*	Filed an application in Wyoming for approval to construct a $57 million, 40 MW Corriedale wind farm;
	*	Finalized agreements with six state utility regulators to deliver federal corporate income tax reform benefits from the Tax Cuts and Jobs Act to utility customers;
•	Provided the safe and reliable service our communities and customers depend on and achieved several notable operations performance metrics:
	*	Earned 1st Quartile reliability ranking for our three electric utilities compared to industry averages;
	*	Achieved a safety performance total case incident rate of 1.2 compared to an industry average of 2.1;
	*	Achieved a 7 percent Net Promotor Score improvement over 2017;
*
Achieved a power generation fleet availability of 90 percent for our coal-fired generation, 96 percent for our gas-fired generation, 99.5 percent for our diesel-fired generation and 94 percent for our wind generation; all above industry averages with the exception of wind generation which was slightly below the industry average of 96 percent;

*
Received an award from the State of Wyoming for nine years without a lost-time accident at our mine; received the State Mine Inspector’s Award for the fifth year in a row for operating the safest small mine; received the Mine Safety and Health Administration’s Certificate of Achievement for no lost-time accidents; and

•	Named to Forbes America's Best Midsize Employers 2018 Top 250 List.
(1) Earnings per share from continuing operations, as adjusted, is a non-GAAP measure. See Appendix A for a reconciliation of the non-GAAP measure to our results as reported under the GAAP.

RETURN TO SHAREHOLDERS

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2013 would have grown to $140 on December 31, 2018, with dividends reinvested. The chart also compares the total shareholder return on the Company’s common stock to the same investment in the S&P 500 Index and S&P 500 Utilities Index over the same period.

2018 PERFORMANCE RESULTS

Our corporate financial goals are used as measures to determine awards under our variable pay programs. The following table summarizes our 2018 performance measures and results.

Pay Element	Performance Measure	2018 Results

Short-term Incentive	EPS from ongoing operations, as adjusted, target set at $3.43; threshold set at $3.09	$3.54 per share for incentive plan purposes Payout of 133% of Target

Long-term Incentive - Performance Share Award	Total Shareholder Return (TSR) relative to our Performance Peer Group measured over a three-year period	TSR 62% 75th Percentile Ranking in Performance Peer Group 162% Payout

PAY FOR PERFORMANCE

A key component of our executive compensation program is to link pay to performance.

The charts below illustrate the directional relationship between the compensation of our CEO as reported in the Summary Compensation Table (excluding the change in pension value) and the growth in our Company for the last five years.
Since a large percentage of the CEO’s pay as reported in the Summary Compensation Table represents potential pay, we believe it is also important to look at pay actually realized each year. In addition, since over 50 percent of our CEO pay is tied to Company performance, it is important to look at his realized pay as it is impacted by Company performance. The following graphics show reported pay and realized pay over the last five years and realized pay as it correlates to the Company’s annualized 3-year total shareholder return, its long-term performance metric.

Reported pay includes base salary, actual annual incentive earned, the grant date fair value of long-term equity compensation and all other compensation, excluding the change in pension value, each as reported in the Summary Compensation Table.

Realized pay includes base salary, actual annual incentive earned and all other compensation, each as reported in the Summary Compensation Table, and the value of long-term performance compensation paid and stock awards vested in the applicable year.

KEY EXECUTIVE COMPENSATION OBJECTIVES AND 2018 COMPENSATION DECISIONS

Overall, our goal is to target total direct compensation (the sum of base salary, short-term incentive at target and long-term incentive at target) at the median of the appropriate market when our operating results approximate average performance in relation to our peers.

Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable compensation components, short- and long-term compensation, and cash and stock-based compensation.

Variable	77%	Variable	63%
Linked to Share Value	52%	Linked to Share Value	42%

We believe that the performance basis for determining compensation should differ by each reward component – base salary, short-term incentive and long-term incentive. Incentive measures (short-term and long-term) should emphasize objective, quantitative operating measures. The performance measures for our incentive compensation plans are as follows:

Base Salary
Our CEO recommended, and our Board concurred, that our Named Executive Officers not receive base salary merit increases in 2018 due to poor stock performance and other challenges in 2017. The competitive market assessment also indicated base salaries were generally aligned with the utility industry median. The individual base salaries reflect the individual's performance, tenure, experience and market compensation for comparable positions in our industry and Compensation Peer Group.

Short-Term Incentive
The short-term incentive is based on earnings per share targets. The Committee believes that this performance measure closely aligns the executives’ and our shareholders’ interests and fosters teamwork and cooperation.

*
The 2018 short-term target incentive as a percent of base pay remained the same as the prior year at 110 percent, 60 percent, 70 percent and 50 percent for our CEO, CFO, COO, and CIO, respectively. It was increased for our GC from 45 percent to 55 percent, adjusting to approximate the market median.

*	Based on the attainment of pre-established performance goals, the actual payout can range from 50 percent to 200 percent of target.

*	The Committee selected an earnings per share goal based on ongoing operations, as adjusted, of $3.43 as the 2018 corporate target goal.

*	Our 2018 earnings for the Short-Term Incentive Plan were $3.54 per share, which was 3 percent above our target earnings per share goal, resulting in a payout of 133 percent of target.

Long-Term Incentive
The long-term incentive is delivered 50 percent in performance shares and 50 percent in restricted stock that vests ratably over a three-year service period. Performance share awards are based on our total shareholder return over a three-year performance period compared to our Performance Peer Group. This performance measure was chosen because it mirrors the market return of our shareholders and compares our performance to that of our Performance Peer Group. Target payout occurs if our performance is at the 50th percentile of our Performance Peer Group.

*2018 Long-Term Incentive Value
The 2018 long-term target incentive stayed the same for the CEO and was adjusted for all the Named Executive Officers reflecting the market median compensation levels.

*Performance Share Plan Payment
Our total shareholder return under the performance plan criteria for the three-year period, January 1, 2016 through December 31, 2018, was 62 percent, which ranked at the 75th percentile of our Performance Peer Group resulting in a 162 percent payout.

*Restricted Stock Grant
Consistent with prior years, the Committee awarded 50 percent of the Named Executive Officers’ long-term incentive in restricted stock that ratably vests over three years.

Governance Best Practices
We have several governance programs in place to align our executive compensation with shareholder interests and to mitigate risks in our plans. These programs include stock ownership guidelines, clawback provisions in our short-term and long-term incentive award agreements, and the prohibition of hedging or pledging of Company stock.

Summary
In total, the Committee believes that the 2018 compensation actions, decisions and outcomes strongly reflect and reinforce our compensation philosophy and, in particular, emphasize the alignment between compensation and both performance and shareholder interests. At our 2018 annual meeting, shareholders owning 96 percent of the shares voted on this matter approved our executive compensation for 2017, which we consider highly supportive of our current compensation philosophy. In connection with establishing the 2018 executive compensation program, the Board reviewed the results of the say on pay vote, as well as market data and performance indicators. No significant design changes were made.

SETTING EXECUTIVE COMPENSATION

Based upon our compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals. The key steps the Committee follows in setting executive compensation are to:

Analyze executive compensation market data to ensure market competitiveness

Review the components of executive compensation, including base salary, short-term incentive, long-term incentive, retirement and other benefits

Review total compensation mix and structure

Review executive officer performance, responsibilities, experience and other factors cited above to determine individual compensation levels

Market Compensation Analysis

The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market for senior executives. It should also reflect the executive’s responsibilities and duties and align with the compensation of executives at companies or business units of comparable size and complexity. The Committee gathers market information for our corporate executives from the electric and gas utility industry and also reviews general industry data as an additional reference.

The Committee selects and retains the services of an independent consulting firm to periodically:

Provide information regarding practices and trends in compensation programs

Review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size, complexity and type of business

Review and assist with the establishment of a peer group of companies

Provide a compensation analysis of the executive positions

The Committee used the services of Willis Towers Watson to evaluate 2018 compensation. Willis Towers Watson gathered data from nationally recognized survey providers, as well as specific peer companies through public filings, which included:

i.	Willis Towers Watson’s 2017 Compensation Data Bank (energy services and general industry); and

ii.	24 peer companies representing the utility and energy industry.

The 24 peer companies ranged in annual revenue size from approximately $545 million to $6.4 billion, with the median at $1.9 billion. The Company's 2017 revenue was $1.7 billion. The survey data was adjusted for our relative revenue size using regression analysis. Our compensation peer companies included in the analysis for 2018 compensation decisions were:

ALLETE Inc.	Hawaiian Electric Ind., Inc.	ONE Gas, Inc.
Alliant Energy Corporation	IDACORP Inc.	Pinnacle West Capital Corp.
Ameren Corporation	MGE Energy Inc.	PNM Resources, Inc.
Atmos Energy Corp.	New Jersey Resources Corp.	Portland General Electric Co.
Avista Corp.	NiSource, Inc.	Scana Corp.
CMS Energy Corp.	Northwest Natural Gas Co.	South Jersey Industries, Inc.
El Paso Electric Co.	NorthWestern Corp.	Spire, Inc.
Great Plains Energy, Inc.	OGE Energy Corp.	Vectren Corp.

The above peer companies were chosen by the Compensation Committee as the Compensation Peer Group after engaging Willis Towers Watson to do an extensive review. Approximately 75 percent of the above companies are a subset of the EEI Index, our Performance Peer Group, and were chosen because they were within our revenue range of 0.4x - 2.5x our size and market capitalization range of 0.25x - 4.0x our size. The EEI Index is comprised of pure electric utilities and combination gas and electric utilities. In addition, approximately 25 percent of the peer companies above were added to provide a mix of pure gas utilities.
The salary surveys are one of several factors the Committee uses in setting appropriate compensation levels. Other factors include Company performance, individual performance and experience, the level and nature of the executive’s responsibilities, internal equity considerations and discussions with the CEO related to the other senior executive officers.

Components of Executive Compensation

The components of our executive compensation program consist of a base salary, a short-term incentive plan, and long-term incentives. In addition, we provide retirement and other benefits.

An important component of the executives' total compensation is derived from incentive compensation. Incentive compensation is intended to motivate and encourage our executives to drive performance and achieve superior results for our shareholders. The Committee periodically reviews information provided by the compensation consultant to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation. In order to reward long-term growth while still encouraging short-term results, the Committee establishes incentive targets that emphasize long-term compensation at a greater level than short-term compensation.

The Committee annually reviews all components of each senior executive officer’s compensation, including salary, short-term incentive, equity and other long-term incentive compensation values granted, and the current and potential value of the executive officer’s total Black Hills Corporation equity holdings.

Base Salary. Base salaries for all officers are reviewed annually. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate. Evaluation of 2018 base salary adjustments occurred in January 2018. The base salary component of each position was compared to the median of the market data provided by the compensation consultant. The market data indicated the salaries generally aligned with the utility industry median and below comparable general industry levels. The actual base salary of each officer was determined by the executive’s performance, the experience level of the officer, the executive’s current position in a market-based salary range, and internal pay relationships. Our CEO recommended, and our Board concurred, that our named executive officers not receive base salary merit increases in 2018 due to poor stock performance and other challenges in 2017.

	2017 Base Salary	2018 Base Salary

Emery, CEO	$820,000	$820,000
Kinzley, CFO	$381,000	$381,000
Evans, COO	$530,000	$530,000
Iverson, GC	$350,000	$350,000
Buchholz, CIO	$320,000	$320,000

Short-Term Incentive. Our Short-Term Incentive Plan is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. The program’s goal for our corporate officers is based on an earnings per share target in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The short-term incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline, in which case he or she may elect to receive the total award in cash, after deductions and applicable tax withholding. Target award levels are established as a percentage of each participant’s base salary. A target award is typically comparable to the average short-term incentive target award of the Performance Peer Group at the 50th percentile level. The actual payout will vary, based on attainment of pre-established performance goals, between 50 and 200 percent of the individual executive’s short-term incentive target award level.

The Committee approves the target level for each officer in January, which applies to performance in the upcoming plan year. Target levels are derived in part from competitive data provided by the compensation consultant and in part by the Committee’s judgment regarding internal equity, retention and an individual executive’s expected contribution to the achievement of our strategic objectives. The target levels for the positions held by our Named Executive Officers are shown below:

Short-Term Incentive Target
	2017		2018
	% Amount	$ Amount	% Amount	$ Amount
Emery, CEO	110%	$902,000	110%	$902,000
Kinzley, CFO	60%	$228,600	60%	$228,600
Evans, COO	70%	$371,000	70%	$371,000
Iverson, GC	45%	$157,500	55%	$192,500
Buchholz, CIO	50%	$160,000	50%	$160,000

The threshold, target and maximum payout levels for our Named Executive Officers under the 2018 Short-Term Incentive Plan are shown in the Grants of Plan Based Awards in 2018 table on page 40, under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Early in the first quarter, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year’s targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution, and the accomplishment of specific project goals that were initiated throughout the plan year.

The Committee selected an earnings per share goal based on ongoing operations, as adjusted, for 2018. This meets the objectives of the plan, including:

Aligns the interests of the plan participants and the shareholders with a corporate-wide component

Motivates employees and supports the corporate compensation philosophy

Provides an incentive reflective of core operating performance by adjusting for unique one-time events

Ensures “buy-in” from participants with easily understood metrics

Meets the performance objectives of the plan to achieve over-time, an average payout equal to market competitive levels

The Committee has defined earnings per share from ongoing operations, as adjusted, to be GAAP earnings per share adjusted for unique one-time non-budgeted events (similar to those items adjusted for when reporting non-GAAP earnings for external purposes), including external acquisition costs, impairments, transaction financing costs, unique tax transactions, and other items the Committee deems not reflective of ongoing operations and the value created for shareholders.

The Committee approved the goals for 2018 for the corporate officers as follows:

Threshold	Earnings Per Share from Ongoing Operations, as Adjusted	Payout % of Target
Minimum	$3.09	50%
Target	$3.43	100%
Maximum	$3.77	200%

On February 8, 2019, the Committee approved a payout of 133 percent of target under the 2018 Short-Term Incentive Plan based on the attainment of $3.54 earnings per share from ongoing operations, as adjusted, for incentive plan purposes. Earnings from ongoing operations, as adjusted, for incentive plan purposes were the same as earnings per share from continuing operations, as adjusted, reported externally to our investors (and reconciled to GAAP earnings per share in Appendix A). For 2018, actual adjustments included tax benefits related to legal entity restructuring at our gas utilities and Tax Cuts and Jobs Act related tax adjustments.

Payouts under the Short-Term Incentive Plan have varied over the last 10 years as shown in the graph below.

Actual awards made to each of our Named Executive Officers under the Short-Term Incentive Plan for 2018 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38.

Long-Term Incentive. Long-term incentive compensation is comprised of grants made by the Committee under our 2015 Omnibus Incentive Plan. Long-term incentive compensation is intended to:

Promote corporate goals by linking the personal interests of participants to those of our shareholders

Provide participants with an incentive for excellence in individual performance

Promote teamwork among participants

Motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success

Meet the performance objectives of the plan to achieve over-time, an average payout equal to market competitive levels

The Committee oversees the administration of the Omnibus Incentive Plans with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The long-term incentive compensation component is currently composed of performance shares and restricted stock. The Committee chose these components because linking executive compensation to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. The Committee selected total shareholder return as the performance goal for the performance shares because it believes executive pay under a long-term, capital accumulation program should mirror our performance in shareholder return as compared to our Performance Peer Group of companies.

The value of long-term incentives awarded is based primarily on competitive market-based data presented by the compensation consultant to the Committee, the impact each position has on our shareholder return and internal pay relationships. The actual amount realized will vary from the awarded target amounts. The Committee approved the target long-term incentive compensation level for each officer in January 2018.

NEO Long-Term Incentive Target Compensation
	2017	2018
Emery, CEO	$1,900,000	$1,900,000
Kinzley, CFO	$455,000	$480,000
Evans, COO	$800,000	$840,000
Iverson, GC	$350,000	$375,000
Buchholz, CIO	$230,000	$240,000

2018 NEO Long-Term Incentive Compensation as a Percentage of Base Salary
	Emery, CEO	Kinzley, CFO	Evans, COO	Iverson, GC	Buchholz, CIO
% of Base Salary	232%	126%	158%	107%	75%

The variance in percentage of base salary for the long-term incentive value of our Named Executive Officers reflects our philosophy that certain officers should have more of their total compensation at risk because they hold positions that have a greater impact on our long-term results and is also consistent with market practice.

Performance shares are used to deliver 50 percent of the long-term incentive award amounts, with the remaining 50 percent delivered in the form of restricted stock. The actual shares of performance shares and restricted stock granted in 2018 are reflected in the tables in the Performance Shares and Restricted Stock sections that follow.

Performance Shares. Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price is the average of the closing price of our common stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our Performance Peer Group. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria.

The Committee, with the guidance of Willis Towers Watson, periodically conducts a review of the market competitiveness of our performance share plans. A summary of the performance criteria for each plan period is summarized in the table below.

Performance Share Plans
Percentile Ranking for Threshold Payout of 25% of Target Shares	Percentile Ranking for Target Payout of 100% of Target Shares	Percentile Ranking for Maximum Payout Level	Possible Payout Range of Target

25th percentile	50th percentile	90th percentile	0-200%

In addition, beginning with the 2017-2019 performance plan, our plans provide: (i) a threshold payout if relative TSR performance is below threshold but at 35 percent or higher; and (ii) the performance share plan payout is capped at 100 percent of target if TSR is negative. The additional provisions are intended to reduce the impact of one peer company's performance on the relative TSR plan, and also increase accountability and expectations related to the Company's performance.

The performance awards and dividend equivalents, if earned, are paid 50 percent in cash and 50 percent in common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values for new performance periods are approved in January of each year.

The Committee, with the guidance of Willis Towers Watson, periodically conducts a review of our Performance Peer Group to which we should be compared. Due to the extensive merger and acquisition activity in the industry and its contribution to relative performance volatility, the Committee chose to use the companies in the Edison Electric Index as the Performance Peer Group for financial performance tracking beginning with the 2017-2019 performance period.

Payouts under the Performance Share Plan have varied significantly over the last 10 years with either no payout or very high payouts, as shown in the graph below.
Each performance share period extends for three years. For the recently completed performance period, January 1, 2016 to December 31, 2018, our total shareholder return was 62 percent, which ranked at the 75th percentile of our Performance Peer Group, resulting in a payout at 162 percent of target.

Target shares for each of our Named Executive Officers for the outstanding performance periods are as follows:

	January 1, 2017 to December 31, 2019 Performance Period	January 1, 2018 to December 31, 2020 Performance Period
Emery, CEO	15,630	16,074
Kinzley, CFO	3,743	4,061
Evans, COO	6,581	7,107
Iverson, GC	2,879	3,173
Buchholz, CIO	1,892	2,030

Actual payouts, if any, will be determined based upon our total shareholder return for the plan period in comparison to our Performance Peer Group.

Restricted Stock. Restricted stock awarded as long-term incentives vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability or a change in control. Dividends are paid on the restricted stock. Unvested restricted stock is forfeited if an officer’s employment is terminated for any reason other than death, disability or in the event of a change in control.

The number of shares of restricted stock awarded in 2018 for each of our Named Executive Officers is shown below and is included in the Grants of Plan Based Awards in 2018 table under the heading “All Other Stock Awards: Number of Shares of Stock or Units” and “Grant Date Fair Value of Stock Awards” on page 40.

Long-Term Incentive
Emery, CEO	18,126
Kinzley, CFO	4,579
Evans, COO	8,014
Iverson, GC	3,578
Buchholz, CIO	2,290

Performance Evaluation

Role of Executive Officers in Compensation Decisions. The CEO annually reviews the performance of each of our executive officers. Based upon these performance reviews, market analysis conducted by compensation consultants and discussions with our Senior Vice President - Chief Human Resources Officer, the CEO recommends the compensation for this group of officers to the Committee.

Role of the Committee and Board in Setting Executive Compensation. The Committee reviews and establishes the Company’s financial targets and the CEO’s goals and objectives for the year. After the end of each year, the Committee evaluates the CEO’s performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, short-term incentive, long-term incentive and equity compensation.

The Committee reviews the CEO’s recommended compensation levels for our senior officers. The Committee may approve the CEO’s compensation recommendations for this group of officers or exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process. The Committee is required to approve all decisions regarding equity awards to our officers.

Compensation Arrangements Regarding Chief Executive Officer Transition
Effective December 31, 2018, Mr. Emery retired as Chief Executive Officer and Mr. Evans was appointed President and Chief Executive Officer, effective January 1, 2019. Mr. Emery continues to serve the Company as Executive Chairman until May 1, 2020. This leadership change was the result of a comprehensive, multi-year, board-led succession planning process.

The Compensation Committee engaged its compensation consultant, Willis Towers Watson, to conduct an extensive study on market compensation for an incoming Chief Executive Officer and the transition role of an Executive Chairman. The compensation consultant provided the Committee a Chief Executive Officer benchmarking report that regressed the proxy data of our Compensation Peer Group. The compensation consultant also advised the Committee that pay for a new Chief Executive Officer normally starts at the lower end of the competitive range and increases to the middle of the range within a few years, depending on performance and experience; and Executive Chairman compensation should take into account the change in roles and responsibilities and the level of support expected to be provided to the new Chief Executive Officer, while also maintaining stability and consistency at the board level during the transition. The Committee recommended and the Board approved the following compensation packages, effective January 1, 2019:

•
As Executive Chairman, Mr. Emery will receive an annual salary equal to $1,300,000 in 2019, decreasing to an annual salary equal to $480,000, effective January 1, 2020 ($160,000 for the service period of January 1, 2020 to May 1, 2020). In addition, he will continue to receive all full-time employee and officer benefits and perquisites until his retirement as Executive Chairman on May 1, 2020. However, he will no longer participate in the Company’s Short-Term Incentive Plan or receive new awards under the Long-Term Incentive Plan. As Executive Chairman, Mr. Emery's stock ownership requirement will be a fixed number of shares in an amount that is substantially similar to when he was our Chairman and CEO.

•
As President and Chief Executive Officer, Mr. Evans base salary will be $750,000. In addition, Mr. Evans will be eligible to receive an annual incentive based on 100 percent of his base salary in 2019 in accordance with the Company’s Short-Term Incentive Plan and $1,500,000 of target award value pursuant to the Company’s Long-Term Incentive Plan. These compensation actions result in a total target direct compensation level of $3,000,000 for Mr. Evans which is 91 percent of the market median.

STOCK OWNERSHIP GUIDELINES

The Committee has implemented stock ownership guidelines that apply to all officers based upon their level of responsibility. We believe it is important for our officers to hold a significant amount of our common stock to further align their performance with the interest of our shareholders. A “retention ratio” approach to stock ownership is incorporated into the guidelines. Officers are required to retain 100 percent of all shares owned, including shares awarded through our incentive plans (net of share withholding for taxes and, in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until specific ownership goals are achieved.

The guidelines are shown below.

Stock Ownership Value as
Position	Multiple of Base Salary

CEO	6X
COO and CFO	4X
Other Senior Officers	3X

At least annually, the Compensation Committee reviews common stock ownership to confirm the officers have met or are progressing toward their stock ownership guidelines. Generally, an officer may not sell common stock unless he or she owns common stock in excess of 110 percent of the applicable stock ownership guideline. All of our Named Executive Officers have exceeded their stock ownership guidelines.

HEDGING POLICY

Our directors and executive officers are prohibited from hedging and pledging our stock or holding our stock in a margin account.

2018 BENEFITS

Retirement Benefits. We maintain a variety of employee benefit plans and programs in which our executive officers may participate. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to executives in similar positions. The Committee periodically reviews the benefits provided, with assistance from its compensation consultant, to maintain a market-based benefits package. None of our Named Executive Officers received any pension benefit payments in 2018.

Several years ago, we adopted a defined contribution plan design as our primary retirement plan and amended our Defined Benefit Pension Plan (“Pension Plan”) for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Messrs. Emery and Buchholz are our only Named Executive Officers who met the age and service requirement allowing them to continue to accrue benefits under the Pension Plan. Employees who no longer accrue benefits under the Pension Plan now receive Company Retirement Contributions (“Retirement Contributions”) in the Retirement Savings Plan. The Retirement Contributions are an age and service points-based calculation.

The 401(k) Retirement Savings Plan is offered to all our eligible employees and we provide matching contributions for certain eligible participants. All of our Named Executive Officers are participants in the 401(k) Retirement Savings Plan and received matching contributions in 2018. The matching contributions and the Retirement Contributions are included as “All Other Compensation” in the Summary Compensation Table on page 38.

We also provide nonqualified plans to certain officers because of Internal Revenue Code limitations imposed on the qualified plans. The level of retirement benefits provided by the Pension Plan and Nonqualified Plans for each of our Named Executive Officers is reflected in the Pension Benefits for 2018 table on page 44. Our contributions to the Nonqualified Deferred Compensation Plan are included in the All Other Compensation column of the Summary Compensation Table on page 38 and the aggregate Nonqualified Deferred Compensation balance at December 31, 2018 is reported in the Nonqualified Deferred Compensation for 2018 table on page 47. These retirement benefits are explained in more detail in the accompanying narrative to the tables.

Other Personal Benefits. We provide the personal use of a Company vehicle, executive health services, and limited reimbursement of financial planning services as benefits to our executive officers and use of the corporate aircraft to go to outside board meetings for the CEO. The specific amount attributable to these benefits in 2018 is disclosed in the Summary Compensation Table on page 38. The Committee periodically reviews the other personal benefits provided to our executive officers and believes the current benefits are reasonable and consistent with our overall compensation program.

CHANGE IN CONTROL PAYMENTS

Our Named Executive Officers may also receive severance benefits in the event of a change in control. We have no employment agreements with our Named Executive Officers. However, change in control agreements are common among our Compensation Peer Group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protects our shareholder interests in the event of a change in control by helping assure management focus and continuity. Our change in control agreements have expiration dates and our Board of Directors conducts a thorough review of the change in control agreements at each renewal period. Our current change in control agreements expire November 15, 2019. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for Mr. Emery, and up to two times average compensation for the other Named Executive Officers. The change in control agreements do not provide for excise tax gross-ups and contain a “double trigger,” providing benefits in association with:

(1)	a change in control, and
(2)	(i)	a termination of employment other than by death, disability or by us for cause, or
	(ii)	a termination by the employee for good reason.

See the Potential Payments upon Termination or Change in Control table on page 49 and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

TAX AND ACCOUNTING IMPLICATIONS

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to certain of its officers. Section 162(m) as in effect prior to the enactment of tax reform legislation in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the Company met specified requirements set forth in the Code and applicable Treasury Regulations.

For years beginning January 1, 2018, there is no exception from the deduction limit under Section 162(m) for performance based compensation unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017, and were not materially modified after that date. In addition, "covered employees" also include any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. The Committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some past and/or future compensation awards result in non-deductible compensation expenses to the Company. The Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its shareholders.

CLAWBACK POLICY

We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will seek repayment of the incentive compensation from our CEO and CFO, and the Committee has the discretion to request repayment of incentive compensation from our other officers, taking into consideration the individual roles and responsibilities prompting the restatement.

In addition, our award agreements for restricted stock and target performance shares include clawback provisions whereby the participant may be required to repay all income or gains previously realized in respect of such awards if his or her employment is terminated for cause, or if, within one year following termination of employment, the Board determines that the participant engaged in conduct prior to his or her termination that would have constituted the basis for a termination of employment for cause.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael H. Madison, Chair
Rebecca B. Roberts
Teresa A. Taylor
Thomas J. Zeller

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the years ended December 31, 2018, 2017 and 2016. We have no employment agreements with our Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation(5)	Total
David R. Emery(1)	2018	$820,000	$1,943,679	$1,196,503	$523,260	$140,256	$4,623,698
Executive Chairman (former Chairman and CEO)	2017	$812,000	$1,942,843	$560,232	$2,155,930	$92,930	$5,563,935
	2016	$767,000	$1,926,358	$1,283,218	$1,061,157	$104,751	$5,142,484
Richard W. Kinzley	2018	$381,000	$491,036	$303,238	$—	$195,249	$1,370,523
Sr. Vice President and Chief Financial Officer	2017	$378,000	$465,256	$141,983	$36,599	$250,572	$1,272,410
	2016	$357,500	$514,297	$362,027	$23,493	$174,154	$1,431,471
Linden R. Evans(1)	2018	$530,000	$859,369	$492,132	$—	$306,330	$2,187,831
President and Chief Executive Officer (former President and Chief Operating Officer)	2017	$523,333	$818,045	$230,428	$59,631	$385,948	$2,017,385
	2016	$485,833	$773,875	$529,411	$37,711	$299,611	$2,126,441
Brian G. Iverson	2018	$350,000	$383,678	$255,351	$—	$123,852	$1,112,881
Sr. Vice President and General Counsel	2017	$346,667	$357,856	$97,823	$17,736	$145,405	$965,487
	2016	$325,000	$422,433	$246,837	$11,890	$111,429	$1,117,589
Scott A. Buchholz	2018	$320,000	$245,514	$212,240	$38,765	$111,285	$927,804
Sr. Vice President and Chief Information Officer	2017	$317,500	$235,193	$99,376	$366,235	$133,407	$1,151,711
	2016	$302,500	$370,033	$228,137	$366,662	$112,969	$1,380,301

(1)
Mr. Emery retired as our Chairman and Chief Executive Officer, effective December 31, 2018. He continues his full-time employment with the Company as Executive Chairman of the Board. Mr. Evans was named President and Chief Executive Officer effective January 1, 2019. Previously, he was President and Chief Operating Officer.

(2)
Stock Awards represent the grant date fair value related to restricted stock and performance shares that have been granted as a component of long-term incentive compensation and for 2016, include special achievement awards associated with the acquisition of SourceGas. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)
Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Incentive Plan. The Compensation Committee approved the payout of the 2018 awards on February 8, 2019 and the awards were paid on March 8, 2019.

(4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the net positive increase in actuarial value of the Pension Plan, Pension Restoration Benefit (“PRB”) and Pension Equalization Plans (“PEP”) for the respective years. These benefits have been valued using the assumptions disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. Because these assumptions sometimes change between measurement dates, the change in value reflects not only the change in value due to additional benefits earned during the period and the passage of time but also reflects the change in value caused by changes in the underlying actuarial assumptions. This has created significant volatility in the last three years with a large decrease in 2018 and a large increase in 2017 primarily related to the change in discount rates used to calculate the present value of these benefits. A value of zero is shown in the Summary Compensation Table for certain officers in 2018 because the SEC does not allow a negative number to be disclosed in the table.

The Pension Plan and PRB were frozen effective January 1, 2010 for participants who did not satisfy the age 45 and 10 years of service eligibility. Messrs. Kinzley, Evans and Iverson did not meet the eligibility choice criteria and their Defined Pension and PRB benefits were frozen.

The PEP is offered through the Grandfathered Pension Equalization Plan (“Grandfathered PEP”) and 2005 Pension Equalization Plan (“2005 PEP”). Mr. Emery is the only participant in the Grandfathered PEP and 2005 PEP. Messrs. Kinzley, Evans, Iverson and Buchholz are not participants in these plans; instead they receive employer contributions into a Nonqualified Deferred Compensation Plan (“NQDC”). The NQDC employer contributions are reported in the All Other Compensation column.

No Named Executive Officer received preferential or above-market earnings on nonqualified deferred compensation. The change in value attributed to each Named Executive Officer from each plan is shown in the table below.

	Year	Defined Benefit Plan	PRB	PEP	Total Change in Pension Value
David R. Emery	2018	($33,492)	$377,323	$179,429	$523,260
	2017	$235,056	$1,281,606	$639,268	$2,155,930
	2016	$85,671	$641,790	$333,696	$1,061,157
Richard W. Kinzley	2018	($23,542)	($1,394)	$—	($24,936)
	2017	$34,487	$2,112	$—	$36,599
	2016	$22,312	$1,181	$—	$23,493
Linden R. Evans	2018	($19,607)	($15,074)	$—	($34,681)
	2017	$33,178	$26,453	$—	$59,631
	2016	$22,258	$15,453	$—	$37,711
Brian G. Iverson	2018	($10,523)	$—	$—	($10,523)
	2017	$17,736	$—	$—	$17,736
	2016	$11,890	$—	$—	$11,890
Scott A. Buchholz	2018	($42,215)	$80,980	$—	$38,765
	2017	$226,019	$140,216	$—	$366,235
	2016	$161,952	$204,710	$—	$366,662

(5)
All Other Compensation includes amounts allocated under the 401(k) match, defined contributions, NQDC contributions, dividends received on restricted stock and unvested restricted stock units and other personal benefits. The Other Personal Benefits column reflects the personal use of a Company vehicle, executive health, and financial planning services for each NEO. For Mr. Emery, Other Personal Benefits also includes use of the corporate aircraft to travel to outside board meetings. The aggregate incremental cost for such aircraft usage in 2018 was $39,196.

	Year	401(k) Match	Defined Contributions	NQDC Contributions	Dividends on Restricted Stock	Other Personal Benefits	Total Other Compensation
David R. Emery	2018	$16,500	$—	$—	$68,033	$55,723	$140,256
Richard W. Kinzley	2018	$16,500	$21,909	$126,240	$17,991	$12,609	$195,249
Linden R. Evans	2018	$16,500	$22,000	$220,046	$30,112	$17,672	$306,330
Brian G. Iverson	2018	$16,500	$17,620	$60,021	$14,083	$15,628	$123,852
Scott A. Buchholz	2018	$16,500	$—	$67,375	$10,030	$17,380	$111,285

GRANTS OF PLAN BASED AWARDS IN 2018(1)

Name	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Emery			$451,000	$902,000	$1,804,000
	1/30/18	1/30/18				4,019	16,074	32,148		$993,695
	2/5/18	1/30/18							18,126	$949,984
Richard W. Kinzley			$114,300	$228,600	$457,200
	1/30/18	1/30/18				1,015	4,061	8,122		$251,051
	2/5/18	1/30/18							4,579	$239,985
Linden R. Evans			$185,500	$371,000	$742,000
	1/30/18	1/30/18				1,777	7,107	14,214		$439,355
	2/5/18	1/30/18							8,014	$420,014
Brian G. Iverson			$96,250	$192,500	$385,000
	1/30/18	1/30/18				793	3,173	6,346		$196,155
	2/5/18	1/30/18							3,578	$187,523
Scott A. Buchholz			$80,000	$160,000	$320,000
	1/30/18	1/30/18				508	2,030	4,060		$125,495
	2/5/18	1/30/18							2,290	$120,019

(1)	No stock options were granted to our Named Executive Officers in 2018.

(2)
The columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” show the range of payouts for 2018 performance under our Short-Term Incentive Plan as described in the Compensation Discussion and Analysis under the section titled “Short-Term Incentive” on page 29. If the performance criteria are met, payouts can range from 50 percent of target at the threshold level to 200 percent of target at the maximum level. The 2019 bonus payment for 2018 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 133 percent of target, and is shown in the Summary Compensation Table on page 38 in the column titled “Non-Equity Incentive Plan Compensation.”

(3)
The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” show the range of payouts (in shares of stock) for the January 1, 2018 to December 31, 2020 performance period as described in the Compensation Discussion and Analysis under the section titled “Long-Term Incentive – Performance Shares” on page 31. If the performance criteria are met, payouts can range from 25 percent of target to 200 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of common stock accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)
The column “All Other Stock Awards” reflects the number of shares of restricted stock granted on February 5, 2018 under our 2015 Omnibus Incentive Plan. The restricted stock vests one-third each year over a three-year period, and automatically vests upon death, disability or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted stock and the dividends that were paid in 2018 are included in the column titled “All Other Compensation” in the Summary Compensation Table on page 38.

(5)
The column “Grant Date Fair Value of Stock Awards” reflects the grant date fair value of each equity award computed in accordance with the provisions of accounting standards for stock compensation. The grant date fair value for the performance shares was $61.82 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair value for the restricted stock was $52.41 per share for the February 5, 2018 grant, which was the market value of our common stock on the date of grant as reported on the NYSE.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018(1)

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Emery	35,250	$2,212,995	68,237	$4,357,910
Richard W. Kinzley	9,322	$585,235	15,091	$961,285
Linden R. Evans	15,602	$979,494	25,915	$1,650,120
Brian G. Iverson	7,297	$458,106	12,296	$783,952
Scott A. Buchholz	5,197	$326,268	8,756	$559,430

(1)	There were no stock options outstanding at December 31, 2018 for our Named Executive Officers.

(2)
Vesting dates for restricted stock and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2018, are the actual equivalent shares, including dividend equivalents, earned for the performance period ended December 31, 2018. On January 29, 2019, the Compensation Committee confirmed that the performance criteria were met and there would be a 162 percent payout of target. The performance shares with a vesting date of December 31, 2019 and a vesting date of December 31, 2020 are shown at the threshold and maximum payout levels, respectively, based upon performance as of December 31, 2018.

Name	Unvested Restricted Stock		Unvested and Unearned Performance Shares
	# of Shares	Vesting Date	# of Shares	Vesting Date
David R. Emery	5,143	02/03/19	32,181	12/31/18
	6,837	02/04/19	3,908	12/31/19
	6,042	02/05/19	32,148	12/31/20
	5,144	02/03/20
	6,042	02/05/20
	6,042	02/05/21
Richard W. Kinzley	1,232	02/03/19	6,033	12/31/18
	2,279	02/04/19	936	12/31/19
	1,526	02/05/19	8,122	12/31/20
	1,232	02/03/20
	1,526	02/05/20
	1,527	02/05/21
Linden R. Evans	2,166	02/03/19	10,056	12/31/18
	3,256	02/04/19	1,645	12/31/19
	2,671	02/05/19	14,214	12/31/20
	2,166	02/03/20
	2,671	02/05/20
	2,672	02/05/21
Brian G. Iverson	947	02/03/19	5,230	12/31/18
	1,824	02/04/19	720	12/31/19
	1,192	02/05/19	6,346	12/31/20
	948	02/03/20
	1,193	02/05/20
	1,193	02/05/21
Scott A. Buchholz	623	02/03/19	4,223	12/31/18
	1,661	02/04/19	473	12/31/19
	763	02/05/19	4,060	12/31/20
	623	02/03/20
	763	02/05/20
	764	02/05/21

OPTION EXERCISES AND STOCK VESTED DURING 2018(1)

Name	Stock Awards(2)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Emery	16,603	$894,902
Richard W. Kinzley	4,336	$233,710
Linden R. Evans	6,908	$372,341
Brian G. Iverson	3,497	$188,488
Scott A. Buchholz	2,944	$158,682

(1)	There were no stock options exercised during 2018.

(2)	Reflects restricted stock that vested in 2018, as there was no payout in 2018 of performance shares for the 2015-2017 performance period.

PENSION BENEFITS FOR 2018

Several years ago, we adopted a defined contribution plan design as our primary retirement plan and amended our Pension Plan and Nonqualified Pension Plans for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with us as of January 1, 2010. Messrs. Emery and Buchholz were our only Named Executive Officers who met the age and service requirement and continue to accrue benefits under the Pension Plan and the Pension Restoration Plan. Benefits under the Pension Plan and Pension Restoration Plan were frozen for Messrs. Kinzley, Evans and Iverson. In addition, Mr. Emery received supplemental pension benefits under the Grandfathered Pension Equalization Plan, which was frozen effective December 31, 2004, and the 2005 Pension Equalization Plan. None of our Named Executive Officers received any pension benefit payments during the fiscal year ended December 31, 2018.

The present value accumulated by each Named Executive Officer from each plan is shown in the table below:

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David R. Emery	Pension Plan	29.33	$1,115,504
	Pension Restoration Benefit	29.33	$7,054,613
	Grandfathered Pension Equalization Plan	23.00	$799,690
	2005 Pension Equalization Plan	23.00	$3,758,329
Richard W. Kinzley	Pension Plan	10.50	$225,455
	Pension Restoration Benefit	10.50	$13,860
Linden R. Evans	Pension Plan	8.58	$255,960
	Pension Restoration Benefit	8.58	$204,825
Brian G. Iverson	Pension Plan	5.83	$136,310
Scott A. Buchholz	Pension Plan	39.17	$1,444,793
	Pension Restoration Plan	39.17	$1,219,241

(1)
The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plans are not directly tied to service but rather the number of years of participation in the plan.

(2)
The present value of accumulated benefits was calculated assuming the participants will work until retirement, benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

DEFINED BENEFIT PENSION PLAN

Our Pension Plan is a qualified pension plan in which all of our Named Executive Officers are included. As discussed above, several years ago we amended our Pension Plan to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Messrs. Emery and Buchholz were the only Named Executive Officers who met the age and service requirement and elected to continue with the existing plan.

The Pension Plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from us, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company-sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2018, the maximum amount of compensation that could be recognized when determining compensation was $275,000 (called “covered compensation”). Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

The benefit formula for the Named Executive Officers in the plan is the sum of (a) and (b) below.

(a)	Credited Service after January 31, 2000

0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000	Plus	1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000

Plus

(b)	Credited Service before January 31, 2000

1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000

Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2018, the maximum benefit payable under qualified pension plans was $220,000. Accrued benefits become 100 percent vested after an employee completes five years of service.

Normal retirement is defined as age 65 under the plan. However, a participant may retire and begin taking unreduced benefits at age 62 with five years of service. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55. However, the retirement benefit will be reduced by five percent for each year of retirement before age 62. Messrs. Emery, Evans, Iverson and Buchholz are currently age 55 or older and are entitled to early retirement benefits under this provision.

PENSION EQUALIZATION PLANS AND PENSION RESTORATION BENEFIT

We also have a Grandfathered Pension Equalization Plan, a 2005 Pension Equalization Plan and a Pension Restoration Benefit. These are nonqualified supplemental plans, in which benefits are not tax deductible until paid. The plans are designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the Pension Plan, will approximate retirement benefits being paid by other employers to their employees in similar executive positions. The employee’s pension from the qualified Pension Plan is limited by the Internal Revenue Code. The 2018 pension limit was set at $220,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $275,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans is not subject to these limits.

As a result of the change in the Pension Plan discussed above, the benefits for certain officers (including Messrs. Kinzley, Evans, and Iverson) under the Nonqualified Pension Plans were significantly reduced because the nonqualified benefit calculations were linked to the benefits earned in the Pension Plan. The Compensation Committee amended the Nonqualified Deferred Compensation Plan to provide non-elective nonqualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Pension Plan and Nonqualified Pension Plans.

Grandfathered Pension Equalization Plan and 2005 Pension Equalization Plan. The Grandfathered Pension Equalization Plan provides the pension equalization benefits to each participant who had earned and vested benefits before January 1, 2005, and is not subject to the provisions of Section 409A of the Internal Revenue Code. The 2005 Pension Equalization Plan provides the pension equalization benefits to each participant that were earned and vested on or after January 1, 2005, and is subject to the provisions of Section 409A.

These plans have been frozen to new participants since 2002. Mr. Emery is a fully vested participant in the Grandfathered and 2005 Pension Equalization Plans. Messrs. Kinzley, Evans, Iverson, and Buchholz are not participants in these plans.

The annual benefit for Mr. Emery is 30 percent of his average earnings multiplied by the vesting percentage. Average earnings are normally an employee’s average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual benefit is paid on a monthly basis for 15 years and, if deceased, to the employee’s designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and who is no longer our employee may elect to be paid benefits beginning at age 55 or older, subject to a discount, ranging from 60.3 percent of the benefit payable at age 55 to 93 percent of the benefit payable at age 61.

Pension Restoration Benefit. In the event that at the time of a participant’s retirement, the participant’s salary level exceeds the qualified Pension Plan annual compensation limitation ($275,000 in 2018) or includes nonqualified deferred compensation, then the participant will receive an additional benefit, called a “Pension Restoration Benefit,” which is measured by the difference between (i) the monthly benefit that would have been provided to the participant under the Pension Plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the Pension Plan. The Pension Restoration Benefit applies to all of the Named Executive Officers that have a pension benefit.

NONQUALIFIED DEFERRED COMPENSATION FOR 2018

We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility to participate in the plan is determined by the Compensation Committee and primarily consists of only corporate officers.

A summary of the activity in the plan and the aggregate balance as of December 31, 2018 for our Named Executive Officers is shown in the following table. Our Named Executive Officers received no withdrawals or distributions from the plan in 2018.

Name	Executive Contributions	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End(3)
David R. Emery	$—	$—	$—	$—
Richard W. Kinzley	$—	$126,240	($105,883)	$1,085,906
Linden R. Evans	$—	$220,046	($225,575)	$2,451,696
Brian G. Iverson	$—	$60,021	($32,641)	$405,304
Scott A. Buchholz	$—	$67,375	($37,372)	$741,266

(1)
Our contributions represent non-elective Supplemental Matching and Retirement Contributions and Supplemental Target Contributions (defined in the paragraph below) and are included in the All Other Compensation column of the Summary Compensation Table. The value attributed from each contribution type to each Named Executive Officer in 2018 is shown in the table below:

Name	Supplemental Matching Contribution	Supplemental Retirement Contribution	Supplemental Target Contribution	Total Company Contributions
David R. Emery	$—	$—	$—	$—
Richard W. Kinzley	$14,879	$19,839	$91,522	$126,240
Linden R. Evans	$29,126	$38,834	$152,086	$220,046
Brian G. Iverson	$10,369	$13,826	$35,826	$60,021
Scott A. Buchholz	$8,662	$—	$58,713	$67,375

(2)
Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)
Messrs. Kinzley’s, Evans’, Iverson’s and Buchholz’s aggregate balances at December 31, 2018 include $429,837, $743,829, $203,675 and $228,485, respectively, which are included in the Summary Compensation Table as 2018, 2017 and 2016 compensation.

Eligible employees may elect to defer up to 50 percent of their base salary and up to 100 percent of their Short-Term Incentive Plan award. In addition, the Nonqualified Deferred Compensation Plan was amended to provide certain officers whose Pension Plan benefit and Nonqualified Pension Plans’ benefits were frozen with non-elective supplemental matching contributions equal to 6 percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental age and service points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit (“Supplemental Matching and Retirement Contributions”). It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive’s current age and length of service with us, as determined by the plans’ actuary (“Supplemental Target Contributions”). Messrs. Kinzley, Evans, Iverson and Buchholz received Supplemental Target Contributions of 17.5 percent, 20 percent, 8 percent and 14 percent, respectively.

The deferrals are deposited into hypothetical investment accounts where the participants may direct the investment of the deferrals as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Retirement Savings Plan except for a fixed rate option, which was set at 3.12 percent in 2018. Investment earnings are credited to the participants’ accounts. Upon retirement, we will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement (requires a six-month deferral for benefits not vested as of December 31, 2004), or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years. As of January 1, 2019, Messrs. Kinzley, Evans, Iverson and Buchholz are 100 percent vested in the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control (“CIC”), as described below, (ii) pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability, and (iii) certain pension and nonqualified deferred compensation arrangements described under Pension Benefits for 2018 and Nonqualified Deferred Compensation for 2018 above, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreements to provide other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee.

The amounts shown below assume that such termination was effective as of December 31, 2018, and thus include estimates of the amounts that would be paid out to our Named Executive Officers upon their termination. The table does not include amounts such as base salary, short-term incentives and stock awards that the Named Executive Officers earned due to employment through December 31, 2018 and distributions of vested benefits such as those described under Pension Benefits for 2018 and Nonqualified Deferred Compensation for 2018. The table also does not include a value for outplacement services because this would be a de minimis amount. The actual amounts to be paid can only be determined at the time of such Named Executive Officer’s separation from us.

		Cash Severance Payment	Incremental Retirement Benefit (present value)(2)	Continuation of Medical/ Welfare Benefits (present value)(3)	Acceleration of Equity Awards(4)	Total Benefits
David R. Emery
•	Retirement	—	—	—	$765,539	$765,539
•	Death or disability	—	—	—	$2,978,534	$2,978,534
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$2,881,913	$2,881,913
•	Involuntary or good reason termination after CIC(1)	$5,148,780	$773,200	$112,300	$2,881,913	$8,916,193
Richard W. Kinzley
•	Retirement	—	—	—	$188,921	$188,921
•	Death or disability	—	—	—	$774,156	$774,156
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$745,425	$745,425
•	Involuntary or good reason termination after CIC(1)	$1,219,200	$384,048	$83,500	$745,425	$2,432,173
Linden R. Evans
•	Retirement	—	—	—	$331,289	$331,289
•	Death or disability	—	—	—	$1,310,782	$1,310,782
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$1,261,141	$1,261,141
•	Involuntary or good reason termination after CIC(1)	$1,802,000	$612,680	$58,400	$1,261,141	$3,734,221
Brian G. Iverson
•	Retirement	—	—	—	$146,618	$146,618
•	Death or disability	—	—	—	$604,723	$604,723
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$581,318	$581,318
•	Involuntary or good reason termination after CIC(1)	$1,085,000	$238,700	$52,600	$581,318	$1,957,618
Scott A. Buchholz
•	Retirement	—	—	—	$94,894	$94,894
•	Death or disability	—	—	—	$421,162	$421,162
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$407,240	$407,240
•	Involuntary or good reason termination after CIC(1)	$960,000	$354,300	$53,800	$407,240	$1,775,340

(1)
The amounts reflected for involuntary or good reason termination after a change in control include the benefits a Named Executive Officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(2)
Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other Named Executive Officers will receive an additional two years of credited and vesting service towards the benefit accrual under their applicable retirement plans. For Mr. Emery, this would be the Pension Plan and Nonqualified Pension Plans. For Messrs. Kinzley, Evans, Iverson and Buchholz, this would be the Retirement Contributions and Nonqualified Deferred Compensation contributions. In addition, Mr. Buchholz would also have a Pension Restoration Contribution. The benefits will immediately vest and payments will commence at the earliest eligible date unless the executive has elected a later date for the nonqualified plans. This is age 55 for Mr. Kinzley. Because Messrs. Emery, Evans, Iverson and Buchholz are age 55 or older, they are already retiree eligible.

(3)
Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes that the Named Executive Officer does not take employment with another employer following termination, elects continued welfare benefits until age 55 or, if later, the end of the two year benefit continuation period (three years for Mr. Emery) and elects retiree medical benefits thereafter. Retirement is assumed to occur at the earliest eligible date.

(4)
In the event of death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock and the assumed payout of the pro-rata share of the performance shares for the January 1, 2017 to December 31, 2019 and January 1, 2018 to December 31, 2020 performance periods. In the event of retirement, all unvested restricted stock is forfeited and the acceleration of equity awards represents only the pro-rata share of the performance shares. We assumed a 48 percent payout of the performance shares for the January 1, 2017 to December 31, 2019 performance period and a 118 percent payout of target for the January 1, 2018 to December 31, 2020 performance period based on our Monte Carlo valuations at December 31, 2018.

In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock and the payout of the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2018 for the January 1, 2017 to December 31, 2019 and January 1, 2018 to December 31, 2020 performance periods.

The valuation of the restricted stock was based upon the closing price of our common stock on December 31, 2018, and the valuation of the performance shares was based on the average closing price of our common stock for the last 20 trading days of 2018. Actual amounts to be paid out at the time of separation from us may vary significantly based upon the market value of our common stock at that time.

Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment terminates, he or his beneficiaries may be entitled to receive amounts earned during his term of employment. These include:

•	accrued salary and unused vacation pay;

•	amounts vested under the Pension Plan and Nonqualified Pension Plans;

•	amounts vested under the Nonqualified Deferred Compensation Plan; and

•	amounts vested under the 401(k) Retirement Savings Plan.

Payments Made Upon Retirement. In the event of retirement of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

•	a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•	a pro-rata share of the actual payout under the Short-Term Incentive Plan upon completion of the incentive period.

Payments Made Upon Death or Disability. In the event of death or disability of a Named Executive Officer, in addition to the items identified above for payments made upon termination, he will also receive the benefit of the following:

•	accelerated vesting of restricted stock and restricted stock units;

•	a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•	a pro-rata share of the actual payout under the Short-Term Incentive Plan upon completion of the incentive period.

Payments Made Upon a Change in Control. Our Named Executive Officers have change in control agreements that terminate November 15, 2019. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason. In order to receive any payments under the agreements, the Named Executive Officer must sign a waiver that includes a one-year non-competition clause and two-year non-solicitation and non-disparagement clauses.

A change in control is defined in the agreements as:

•
an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

•
members of our incumbent Board of Directors cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

•	approval by our shareholders of:

-	a merger, consolidation, or reorganization;

-	liquidation or dissolution; or

-
an agreement for sale or other disposition of all or substantially all of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

•	all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

In the change in control agreements, a good reason for termination that triggers payment of benefits includes:

•	a material reduction of the executive’s authority, duties or responsibilities;

•	a reduction in the executive’s annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

•	any material breach by us of any provisions of the change in control agreement;

•	requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

•	our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform under the change in control agreement.

Upon a change in control, Mr. Emery will have an employment contract for a three-year period and the other Named Executive Officers (NEOs) will have an employment contract for a two-year period, but not beyond age 65 (“employment term”). During this employment term, the executive will receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and will also receive employment welfare benefits, pension benefits and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted short-term incentive, targeted long-term incentive grants and awards, and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan, but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

If a Named Executive Officer’s employment is terminated prior to the end of the employment term by us for cause or disability, by reason of the Named Executive Officer’s death, or by the Named Executive Officer without good reason, the Named Executive Officer will receive all amounts of compensation earned or accrued through the termination date. If the Named Executive Officer’s employment is terminated because of death or disability, the Named Executive Officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target incentive for the portion of the year served.

If Mr. Emery's employment is terminated during the employment term (other than by reason of death) (i) by us other than for cause or disability, or (ii) by Mr. Emery for a good reason, then Mr. Emery is entitled to the following benefits:

•	all accrued compensation and a pro-rata bonus (the same as Mr. Emery or Mr. Emery's beneficiaries would receive in the event of death or disability discussed above);

•
severance pay equal to 2.99 times Mr. Emery's severance compensation defined as his base salary and short-term incentive target on the date of the change in control; provided that if Mr. Emery has attained the age of 62 on the termination date, the severance payment will be adjusted for the ratio of the number of days remaining to his 65th birthday to 1,095 days;

•
continuation of employee welfare benefits for three years following the termination date unless Mr. Emery becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of Mr. Emery or his eligible dependents;

•
following the three-year period, Mr. Emery may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at his election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•
three additional years of service and age will be credited to Mr. Emery's retiree medical savings account and the account balance will become fully vested and he is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the three year continuation period;

•	three years of additional credited service under the 2005 Pension Equalization Plan, Pension Restoration Plan and Pension Plan; and

•	outplacement assistance services for up to six months.

In connection with Mr. Emery's retirement as President and Chief Executive Officer, the Compensation Committee does not intend to renew Mr. Emery's Change in Control agreement beyond its current expiration on November 15, 2019.

If any other NEO's employment is terminated during the employment term (other than by death) (i) by us other than for cause or disability, or (ii) by the NEO for a good reason, then the NEO is entitled to the following benefits:

•	all accrued compensation and a pro-rata bonus (the same as the NEO or the NEO's beneficiaries would receive in the event of death or disability discussed above);

•
severance pay equal to two times the NEO's severance compensation defined as the NEO's base salary and short-term incentive target on the date of the change in control; provided that if the NEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the NEO's 65th birthday to 730 days;

•
continuation of employee welfare benefits for two years following the termination date unless the NEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the NEO or the NEO's eligible dependents;

•
following the two-year period, the NEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the NEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•
two additional years of service and age will be credited to the NEO's retiree medical savings account and the account balance will become fully vested and the NEO is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the two year continuation period;

•	two years of additional credited service under the executives’ applicable retirement plans; and

•	outplacement assistance services for up to six months.

The change in control agreements do not contain a benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

PAY RATIO FOR 2018

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David Emery, our Chief Executive Officer in 2018.

Based on the information below for the fiscal year 2018 and calculated in a manner consistent with Item 402(u) of Regulation S-K, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 49:1.

Name	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
David R. Emery	2018	$820,000	$1,943,679	$1,196,503	$523,260	$140,256	$4,623,698
Median Employee (1)	2018	$80,337	$—	$8,116	$—	$5,023	$93,476
(1) We identified our median employee based on the year-to-date total cash compensation actually paid as of October 3, 2017 to all of our employees, other than our CEO, who were employed on October 3, 2017. There has been no change in employee population or employee compensation that we reasonably believe would result in a significant change in our pay ratio disclosure. Accordingly, the Company utilized the same employee as the median employee for 2018.
(2) See Note 4 to our Summary Compensation Table for a description of how the values in the Change in Pension Value column are calculated.
(3)All Other Compensation includes 401(k) match, dividends on restricted stock and other personal benefits for Mr. Emery and only the 401(k) match for the median employee.

PROPOSAL 3	ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

We are providing shareholders with an annual advisory, non-binding vote on the executive compensation of our Named Executive Officers (commonly referred to as “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

This vote is non-binding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. At our 2018 annual meeting, shareholders owning 96 percent of the shares voted approved our executive compensation.

As described at length in the Compensation Discussion and Analysis section of this proxy statement, we believe our executive compensation program is reasonable, competitive and strongly focused on pay for performance. The compensation of our Named Executive Officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Our short-term incentive is tied to earnings per share targets that reward our executives when they deliver targeted financial results. Our long-term incentives are tied to market performance with 50 percent delivered in restricted stock and 50 percent delivered in performance shares. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our Performance Peer Group. Through stock ownership guidelines, equity incentives and clawback provisions, we align the interests of our executives with those of our shareholders and our long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives who can drive financial and strategic growth objectives that are intended to enhance shareholder value. We believe that the 2018 compensation of our Named Executive Officers was appropriate and aligned with our 2018 results and positions us for long-term growth.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures to better understand the compensation of our Named Executive Officers.

The advisory resolution to approve executive compensation is non-binding. However, our Board of Directors will consider shareholders to have approved our executive compensation if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and broker non-votes will have no effect on such vote.

The Board of Directors recommends a vote FOR the advisory vote on executive compensation.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Shareholder proposals intended to be presented at our 2020 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 7001 Mount Rushmore Road, P.O. Box 1400, Rapid City, South Dakota 57709, on or prior to November 16, 2019. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

Additionally, a shareholder may submit a proposal or director nominee for consideration at our 2020 annual meeting of shareholders, but not for inclusion of the proposal or director nominee in our proxy materials, if the shareholder gives timely written notice of such proposal in accordance with Article I, Section 9 of our Bylaws. In general, Article I, Section 9 provides that, to be timely, a shareholder’s notice must be delivered to our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

Our 2019 annual meeting is scheduled for April 30, 2019. Ninety days prior to the first anniversary of this date will be January 31, 2020, and 120 days prior to the first anniversary of this date will be January 1, 2020. For business to be properly requested by the shareholder to be brought before the 2020 annual meeting of shareholders, the shareholder must comply with all of the requirements of Article I, Section 9 of our Bylaws, not just the timeliness requirements set forth above.

SHARED ADDRESS SHAREHOLDERS

In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address.

Shareholder Relations
Black Hills Corporation
7001 Mount Rushmore Road
P.O. Box 1400
Rapid City, SD 57709
(605) 721-1700

Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2018, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, 7001 Mount Rushmore Road, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2019

Shareholders may view this proxy statement, our form of proxy and our 2018 Annual Report to Shareholders over the Internet by accessing our website at www.blackhillscorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,
/s/ Brian G. Iverson
BRIAN G. IVERSON
Senior Vice President, General Counsel and Corporate Secretary

Dated: March 15, 2019

APPENDIX A	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Year Ended
	Dec. 31, 2018	Dec. 31, 2017

EPS from continuing operations (GAAP)	$4.78	$3.52
Adjustments:
Legal restructuring income tax benefits	(1.31)	—
Tax reform and other tax items	(0.07)	(0.21)
External acquisition costs	—	0.08
Total adjustments	(1.24)	(0.13)
Tax on adjustments:
Acquisition costs	—	(0.03)
Total adjustments, net of tax	(1.24)	(0.16)
EPS from continuing operations, as adjusted (Non-GAAP)	$3.54	$3.36

•	5.4 percent growth in earnings per share from continuing operations, as adjusted, from 2017 to 2018.

USE OF NON-GAAP FINANCIAL MEASURE

In addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the Company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the Reconciliation of Non-GAAP Financial Measures table above. EPS from continuing operations, as adjusted, is defined as EPS from continuing operations adjusted for expenses and other items that the Company believes do not reflect the Company’s core operating performance. The Company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the Company’s continuing operating results. The Company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

-A

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BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 30, 2019

9:30 a.m., Local Time

Horizon Point
Company's Corporate Headquarters
7001 Mount Rushmore Road
Rapid City, SD 57702

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2018 Annual Report to Shareholders are available at www.blackhillscorp.com.

____________________________________________________________________________________________________

Black Hills Corporation
7001 Mount Rushmore Road, Rapid City, SD 57702	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2019.

The undersigned hereby appoints Linden R. Evans, Brian G. Iverson and Richard W. Kinzley, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, April 30, 2019, at Horizon Point, the Company's corporate headquarters, 7001 Mount Rushmore Road, Rapid City, SD 57702, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important! Ensure that your shares are represented at the meeting.

Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided. If no directions are given, properly executed proxies will be voted in accordance with the Board of Directors' recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #
VOTE BY INTERNET, TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

Your phone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET/MOBILE — www.proxypush.com/bkh
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 29, 2019.

VOTE BY PHONE— 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 29, 2019.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by phone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR the Nominees in Item 1 and FOR Items 2 and 3.

1.	Election of Directors:	01 Linden R. Evans	Vote FOR ☐	Vote WITHHELD ☐
		02 Robert P. Otto	all nominees	from all nominees
		03 Mark A. Schober	(except as marked)
04 Thomas J. Zeller

(Instructions: To cumulate votes for any indicated nominee, write the number(s) of the nominee(s) and the number of shares for such nominee in the box provided to the right.)

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation's independent registered public accounting firm for 2019.

		For	Against	Abstain
3.	Advisory resolution to approve executive compensation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN ITEM 1 AND FOR ITEMS 2 AND 3.

Address change? Mark Box	☐
Indicate changes below:		Date ___________________________________________

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.